                                                                     EXHIBIT 2.1


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                                 SALE AGREEMENT

                                  by and among

                                     SELLERS

                                       and

                                    PURCHASER

                            Dated as of July 9, 2003





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
                                TABLE OF CONTENTS

                                                                                                    Page
                                                                                                    ----
ARTICLE I DEFINITIONS.............................................................................    1
   1.1 Definitions................................................................................    1
ARTICLE II SALE AND PURCHASE......................................................................    7
   2.1 The Sale...................................................................................    7
   2.2 Excluded Assets............................................................................    9
   2.3 Assumed Liabilities........................................................................   10
   2.4 Excluded Liabilities.......................................................................   11
   2.5 Shared Liabilities.........................................................................   12
ARTICLE III PURCHASE PRICE........................................................................   12
   3.1 Purchase Price - General...................................................................   12
   3.2 Closing Purchase Price Adjustments.........................................................   13
   3.3 Modernization Contracts....................................................................   15
ARTICLE IV THE CLOSING............................................................................   17
   4.1 Time and Place of Closing..................................................................   17
   4.2 Deliveries by Sellers......................................................................   17
   4.3 Deliveries by Purchaser....................................................................   18
ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLERS...............................................   18
   5.1 Organization; Qualification................................................................   18
   5.2 Authority Relative to this Agreement.......................................................   19
   5.3 Consents and Approvals; No Violation.......................................................   19
   5.4 Absence of Certain Changes or Events.......................................................   20
   5.5 Labor Matters..............................................................................   20
   5.6 Employee Benefit Plans.....................................................................   20
   5.7 Material Contracts and Arrangements........................................................   22
   5.8 Legal Proceedings, etc.....................................................................   22
   5.9 Compliance with Law........................................................................   22
   5.10 Taxes.....................................................................................   23
   5.11 Intellectual Property; Intangible Assets..................................................   23
   5.12 Brokers; Finders Fees.....................................................................   24
   5.13 Financial Information.....................................................................   24
   5.14 No Undisclosed Liabilities................................................................   24
   5.15 Title to Purchased Assets; Sufficiency of Assets..........................................   24
   5.16 Environmental.............................................................................   25
   5.17 Real Property.............................................................................   25
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PURCHASER............................................   26
   6.1 Organization...............................................................................   26
   6.2 Authority Relative to This Agreement.......................................................   26

   6.3 Consents and Approvals; No Violation.......................................................   26
   6.4 Legal Proceedings, etc.....................................................................   27
   6.5 Financial Capability.......................................................................   27
   6.6 Brokers, Finders Fees......................................................................   27
ARTICLE VII COVENANTS OF THE PARTIES..............................................................   27
   7.1 Conduct of Business Relating to the Purchased Assets.......................................   27
   7.2 Access to Information......................................................................   28
   7.3 Expenses...................................................................................   29
   7.4 Further Assurances.........................................................................   29
   7.5 Public Statements..........................................................................   29
   7.6 Commercially Reasonable Efforts............................................................   30
   7.7 Tax Matters................................................................................   30
   7.8 Employees..................................................................................   32
   7.9 Risk of Loss...............................................................................   36
   7.10 Transfers Not Effected as of Closing......................................................   36
   7.11 Agreement Not to Compete..................................................................   38
   7.12 No Other Bids.............................................................................   39
   7.13 Federal Government Contracts..............................................................   40
   7.14 Trademark License.........................................................................   41
   7.15 Partially Utilized Facilities; Subleases..................................................   41
ARTICLE VIII CLOSING CONDITIONS...................................................................   41
   8.1 Conditions to Obligations of the Parties...................................................   41
   8.2 Conditions to Obligations of Purchaser.....................................................   42
   8.3 Conditions to Obligations of Sellers.......................................................   43
ARTICLE IX SURVIVAL AND INDEMNIFICATION...........................................................   44
   9.1 Survival...................................................................................   44
   9.2 Indemnification............................................................................   44
   9.3 Defense of Claims..........................................................................   45
   9.4 Remedies Exclusive.........................................................................   47
   9.5 Comprehensive Basket.......................................................................   48
ARTICLE X TERMINATION AND ABANDONMENT.............................................................   48
   10.1 Termination...............................................................................   48
   10.2 Procedure and Effect of Termination.......................................................   49
ARTICLE XI MISCELLANEOUS PROVISIONS...............................................................   49
   11.1 Amendment and Modification................................................................   49
   11.2 Waiver of Compliance; Consents............................................................   50
   11.3 Notices...................................................................................   50
   11.4 Assignment................................................................................   51
   11.5 Governing Law.............................................................................   51
   11.6 Waiver of Jury Trial......................................................................   51
   11.7 Counterparts..............................................................................   51

   11.8 Interpretation............................................................................   51
   11.9 Severability..............................................................................   52
   11.10 Entire Agreement.........................................................................   52
   11.11 Bulk Sales or Transfer Laws..............................................................   52



EXHIBITS

Exhibit A       Bill of Sale
Exhibit B       Instrument of Assumption
Exhibit C       Trademark License

                           Sellers Disclosure Schedule

Schedule   1.1(a)   Sellers' Persons with Knowledge
           1.1(b)   Purchaser's Persons with Knowledge
           2.1(m)   Permits
           2.1(o)   Elevator Executive Agreements
           2.1(p)   Elevator Personnel Agreements
           2.2(b)   Excluded Marks
           2.2(h)   Partially Utilized Facilities
           2.2(m)   Other Assets
           2.4(b)   Legal Proceedings
           3.2      Agreed Accounting Principles
           3.2(b)   Cash Change
           3.3(a)   Modernization Contracts
           4.2(f)   Interim Services Agreement
           5.3      Consents and Approvals
           5.4      Certain Changes or Events
           5.5(b)   Labor Unions
           5.6      Seller Plans
           5.7      Material Contracts
           5.8      Governmental Authority
           5.10     Compliance with Tax Law
           5.13     Financial Information
           5.14     Undisclosed Liabilities
           5.15     Title to Purchased Assets
           5.17     Real Property
           7.1      Conduct of Business Relating to the Purchased Assets

                                 SALE AGREEMENT

         SALE AGREEMENT, dated as of July 9, 2003 (this "Agreement"), by and among ABM Industries Incorporated, a Delaware corporation ("ABM"), Amtech Elevator Services, Inc., a California corporation ("AES") (ABM and AES each a "Seller" and collectively, "Sellers") and Otis Elevator Company, a New Jersey corporation ("Purchaser").

         WHEREAS, ABM through AES, its wholly owned subsidiary, owns and operates a business segment which provides elevator and escalator maintenance, installation, repair and modernization services;

         WHEREAS, Purchaser desires to purchase from Sellers, and Sellers desire to sell to Purchaser, substantially all of the assets of the Business (as defined hereinafter) upon the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.1      Definitions

                  (a) As used in this Agreement, each of the following terms shall have the following meanings:

                           (i)      "ACM" means any asbestos containing
material.

                           (ii)     "Adjusted Net Assets" means the Net Assets
computed based on the information contained in the Final Preceding Month End Balance Sheet prepared in accordance with the Agreed Accounting Principles.

                           (iii)    "Affiliate" shall have the meaning set forth
in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

                           (iv)     "Agreed Accounting Principles" means those
accounting principles set forth on Schedule 3.2 of Sellers Disclosure Schedule and used for the preparation of the Preceding Month End Balance Sheet. Such schedule also sets forth the methodology used for the calculation of Adjusted Net Assets and Target Net Assets, used in determining the adjustment to the Closing Purchase Price described in Section 3.2.

                           (v)      "Applicable Law" means any law, code,
regulation, rule, order, judgment or decree to which the Business, Sellers or any of their Affiliates are subject.

                           (vi)     "Balance Sheet" means the unaudited
divisional balance sheet of the Business as of April 30, 2003, which is attached hereto as part of Schedule 5.13 of Sellers Disclosure Schedule.

                           (vii)    "Bill of Sale" means the Bill of Sale to be
delivered at the Closing with respect to the Purchased Assets substantially in the form of Exhibit A hereto.

                           (viii)   "Books and Records" means all books,
records, files, documents, financial records, bills, accounting records, tax records, operating manuals, personnel records, customer and supplier lists and files, including customer lists, preprinted materials, artwork, and other similar items.

                           (ix)     "Business" means the elevator and escalator
services business known as Amtech Elevator Services, including all of Sellers' operations and activities relating to the maintenance, repair, installation and modernization of elevators and escalators.

                           (x)      "Business Day" means any day other than
Saturday, Sunday and any day which is a legal holiday or a day on which banking institutions in the State of New York are authorized by law or other governmental action to close.

                           (xi)     "Cash Change" means the net cash transfers
between AES and ABM during the period from (a) the date of the Preceding Month End Balance Sheet through (b) the Closing Date as determined in accordance with the methodology illustrated on Schedule 3.2(b) of Sellers Disclosure Schedule. The computation of Cash Change shall reflect (x) cash disbursements in respect of Sellers' payment of (i) liabilities reflected on the Preceding Month End Balance Sheet or (ii) Stub Period Operational Expenses, netted against (y) cash receipts in respect of Sellers' collections on accounts receivable reflected on the Preceding Month End Balance Sheet or otherwise arising during the period between the date of the Preceding Month End Balance Sheet and the Closing Date.

                           (xii)    "Code" means the United States Internal
Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder.

                           (xiii)   "Confidentiality Agreement" means the
Confidentiality Agreement, dated as of June 14, 2003, by and between ABM and Purchaser.

                           (xiv)    "Employee" means any employee of any Seller
as of the Closing Date (including employees who are not actively at work as of the Closing Date on account of sickness, vacation, family medical leave, sick leave or other normal course temporary absence (but excluding disability, authorized leave of absence or other situations where the absence is either long-term or indeterminate)) whose work or function is related primarily to the operation of the Business.

                           (xv)     "Encumbrances" means any mortgages, pledges,
liens (statutory or otherwise), security interests, easements, rights-of-way, covenants, claims, conditional and installment sale agreements, restrictions or encumbrances and charges of any kind or nature whatsoever (other than those related to this Agreement).

                           (xvi)    "Environmental Law" shall mean any federal,
state or local statute, ordinance, rule or regulation, any judicial or administrative order or judgment, to the extent such order or judgment is specifically applicable to the Purchased Assets or the Business, and any provision or condition of any Permit or other operating authorization specifically applicable to the Purchased Assets or the Business relating to the protection of the environment or the public welfare from actual or potential exposure to any actual or potential release, discharge, disposal or emission of any Regulated Substance;

                           (xvii)   "ERISA" means the Employee Retirement Income
Security Act of 1974, as amended, and the rules and regulations thereunder.

                           (xviii)  "ERISA Affiliate" means each trade or
business (whether or not incorporated) that, together with any Seller, is treated as a single employer under Sections 414(b), (c), (m) or (o) of Code.

                           (xix)    "Exchange Act" means the Securities Exchange
Act of 1934, as amended, and the rules and regulations thereunder.

                           (xx)     "Governmental Authority" means a domestic or
foreign federal, state, municipal or local government, legislative, or regulatory authority, agency or commission, including courts of competent jurisdiction and arbitrators.

                           (xxi)    "Head Office" means the head corporate
office of the Business located in Anaheim, California.

                           (xxii)   "HSR Act" means the Hart-Scott-Rodino
Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

                           (xxiii)  "Instrument of Assumption " means the
Instrument of Assumption to be delivered at the Closing with respect to the Assumed Liabilities substantially in the form of Exhibit B hereto.

                           (xxiv)   "Inventory" means the complete inventory of
goods in transit, work in progress, raw materials, spare parts, supplies, materials and merchandise of the Business held for sale or to be consumed in the performance of maintenance, installation, repair and modernization services.

                           (xxv)    "Knowledge" means the actual knowledge,
after diligent inquiry or investigation, of (a) with respect to Sellers, the individuals set forth of Schedule 1.1(a) of Sellers Disclosure Schedule and (b) with respect to Purchaser, the individuals set forth on Schedule 1.1(b) of Sellers Disclosure Schedule.

                           (xxvi)   "Material Adverse Effect" means (a) any
change in or effect that is, individually or in the aggregate, materially adverse to the business, operations or results of operations of the Business taken as a whole, excluding any such change or effect resulting from or arising in connection with (A) changes in conditions or circumstances generally affecting the industry in which the Business operates or (B) the compliance with the terms and conditions of this Agreement or (b) any material adverse effect on the ability of Sellers to consummate the transactions contemplated by this Agreement.

                           (xxvii)  "Net Assets" means the net assets of the
Business computed based on information contained in the Balance Sheet, the Preceding Month End Balance Sheet or the Final Preceding Month End Balance Sheet, as the case may be; provided that the calculation of Net Assets excludes all Excluded Assets and Excluded Liabilities to the extent otherwise required by U.S. GAAP to be reflected on a balance sheet of the Business (other than Other Taxes which shall be included in such computation).

                           (xxviii) "Other Taxes" means all Taxes other than
income Taxes.

                           (xxix)   "Permitted Encumbrances" means (A)
Encumbrances arising or incurred in the ordinary course of business that are not material in amount or do not materially detract from the value of or materially impair the use of the Purchased Assets, (B) Encumbrances for Taxes not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings, (C) Encumbrances of carriers, warehousemen, mechanics and material men and other like Encumbrances arising in the ordinary course of business, and (D) Encumbrances which do not, individually or in the aggregate, have a Material Adverse Effect; provided that for purposes of Section 2.1 clause
(D) hereof shall not apply.

                           (xxx)    "Person" means an individual, a partnership,
a joint venture, a corporation, a limited liability company, a limited liability partnership, a trust, an unincorporated organization or a Governmental Authority or any department or agency thereof.

                           (xxxi)   "Regulated Substance" means petroleum or
petroleum products and any other material, substance or waste that is identified and regulated by any federal, state or local statute, ordinance, rule or regulation intended to protect the environment or public health.

                           (xxxii)  "Sellers Disclosure Schedule" means the
disclosure schedule attached to this Agreement and delivered by Sellers to Purchaser pursuant to the terms of this Agreement.

                           (xxxiii) "Stub Period Operational Expenses" means all
expenses of the Business other than for Excluded Liabilities (except for this purpose, Other Taxes) incurred in the ordinary course of business by the Business (including, but not limited to, all trade obligations and expenses for payroll, vacation, bonuses and commissions, and contributions to the Seller Plans) between the date of the Preceding Month End Balance Sheet and the Closing Date, but excluding any amounts owed to ABM or an Affiliate of ABM other than
(i) in respect of insurance premiums for general liability and workers compensation (which shall be calculated at a rate of no more than twenty thousand dollars ($20,000) per calendar day) and (ii) information management and related services provided to AES by ABM that continue under the Interim Services Agreement (which shall be calculated at the rates negotiated in the Interim Services Agreement), which shall be included.

                           (xxxiv)  "Target Net Assets" means $19,969,906, which
is the Net Assets as of April 30, 2003 as shown on Schedule 3.2 of the Sellers Disclosure Schedule which was calculated from the Balance Sheet prepared in accordance with the Agreed Accounting Principles on such Schedule 3.2 of Sellers Disclosure Schedule

                           (xxxv)   "Tax" means any federal, state, local, or
foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

                           (xxxvi)  "Tax Return" means any return, report,
information return or other document (including any amendment thereto, and any schedule or attachment thereto and related or supporting information) supplied or required to be supplied to any authority with respect to Taxes.

                           (xxxvii) "WARN Act" means the Federal Worker
Adjustment Retraining and Notification Act of 1988, and the rules and regulations thereunder.

                               (b)  Each of the following terms has the meaning
specified in the Section set forth opposite such term:

Term                                                     Section
----                                                     -------
ABM                                                      Preamble
ABM Transaction                                          7.12
Adjustment Statements                                    3.2(b)
Agreement                                                Preamble
Allocation Schedule                                      7.7(c
AES                                                      Preamble
Ancillary Documents                                      5.2
Assumed Contracts                                        2.1(a)
Assumed Leases                                           2.1(b)
Assumed Liabilities                                      2.3
Buyer Competitive Business                               7.11(a)
Cash Change Amount                                       3.2(b)
Cash Change Schedule                                     3.2(b)
Closing                                                  4.1

Term                                                     Section
----                                                     -------
Closing Date                                             4.1
Closing Purchase Price                                   3.1
Comprehensive Basket                                     9.5
Consent Period                                           7.10(c)
Elevator Executive Agreements                            2.1(o)
Elevator Personnel Agreements                            2.1(p)
Excluded Assets                                          2.2
Excluded Marks                                           2.2(b)
Excluded Liabilities                                     2.4
Excluded Records                                         2.1(g)
Federal Government Contract                              2.2(l)
Final Preceding Month End Balance Sheet                  3.2(c)
Incurred Costs                                           3.3(a)
Indemnifiable Losses                                     9.2(a)
Indemnifying Party                                       9.2(c)
Indemnitee                                               9.2(c)
Interim Services Agreement                               4.2(f)
Labor Unions                                             5.5(b)
Material Maintenance Contracts                           5.7
Material Modernization Contracts                         5.7
Material Contracts                                       5.7
Modernization Contracts                                  3.3(a)
Modernization Losses                                     3.3(a)
Modernization Losses Statement                           3.3(c)
Multiemployer Plan                                       5.6(d)
NEI Multiemployer Plan                                   7.8(e)
Net Asset Adjustment Statements                          3.2(a)
Neutral Accountant                                       3.2(c)
Partially Utilized Facilities                            2.1(g)
Partially Utilized Facility Leases                       2.2(h)
Performance Bonds                                        2.1(n)
Permits                                                  5.9
Petty Cash                                               2.1(i)
Preceding Month End Balance Sheet                        3.2(a)
Purchased Assets                                         2.1
Purchaser                                                Preamble
Purchaser Group                                          9.2(a)
Purchaser Plans                                          7.8(b)
Reimbursable Liabilities                                 2.3(a)
Requested Required Consents                              7.10(c)

Term                                                     Section
----                                                     -------
Required Consents                                        7.10(b)
Seller                                                   Preamble
Seller Group                                             9.2(b)
Seller Plans                                             5.6(a)
Sellers Savings Plans                                    7.8(d)
Target Business                                          7.11(a)
Tax Information                                          7.7(a)
Termination Date                                         10.1(b)
Third Party Claim                                        9.3(a)
Transferred Employees                                    7.8(b)
Transfer Taxes                                           7.7(b)
U.S. GAAP                                                5.13


                                   ARTICLE II
                                SALE AND PURCHASE

         2.1      The Sale

         Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, Sellers agree to sell, assign, convey, transfer and deliver to Purchaser and Purchaser agrees to purchase, acquire and accept from Sellers, free and clear of all Encumbrances (other than Permitted Encumbrances) all of Sellers' right, title and interest in and to all of the business, properties, assets, goodwill and rights of Sellers primarily related to the Business of whatever kind or nature, tangible or intangible, other than the Excluded Assets (collectively, the "Purchased Assets"), including, without limitation:

                  (a) all of Sellers' service, repair, maintenance, installation and modernization contracts and agreements of the Business, including any amendments and supplements, modifications or side letters thereto and any other agreements related to work performed by Sellers in connection with the Business whether or not such contracts or agreements are valid or expired by their terms (collectively, the "Assumed Contracts");

                  (b) the leasehold interests, including any prepaid rent, security deposits and options to renew or purchase in connection therewith, of Sellers in real property primarily relating to the Business (the "Assumed Leases");

                  (c) the furniture, equipment, machinery, supplies, vehicles, tools, personal property, fixtures and other tangible property owned, used, leased or licensed by Sellers and primarily relating to the Business;

                  (d)      all vehicle and equipment leases of the Business;

                  (e) all accounts receivable of the Business as of the date of the Final Preceding Month End Balance Sheet and all accounts receivable of the Business arising between the date of the Preceding Month End Balance Sheet and the Closing Date;

                  (f)      the Inventory of the Business;

                  (g) the Books and Records of the Business residing at the branches, the Head Office and in the locations occupied by the Business at the facilities partially utilized by the Business listed on Schedule 2.2(h) of Sellers Disclosure Schedule (the "Partially Utilized Facilities"), except for all (i) personnel and related human resources records with respect to employees of the Business as of the Closing Date, including Employees and former employees and (ii) payroll and sales and use Tax records ((i) and (ii), the "Excluded Records");

                  (h)      the operating manuals of the Business;

                  (i) all petty cash of the Business maintained at the branches, the Head Office and the Partially Utilized Facilities, in any event not to exceed twelve thousand dollars ($12,000) in the aggregate for all such facilities (the "Petty Cash");

                  (j) the know-how (including all material documentation relating thereto in existence as of the Closing Date) and, to the extent existing, the trade secrets, technology and inventions, related to the Business;

                  (k) to the extent existing, the patents (including all reissues, divisions, continuations and extensions of such patents), patent applications, trade names, trademarks, service marks, trademark or service mark registrations and registration applications, product designations, product and service goodwill, trade dress, copyrights, license rights, computer software, specifications, data, logos, slogans, and designs together with all registrations and applications relating primarily to the Business, except for the Excluded Marks;

                  (l) all rights under warranties, representations and guarantees made by suppliers, manufacturers or contractors in connection with the operation of the Business or affecting any of the Purchased Assets;

                  (m) all Permits relating primarily to the Business as set forth on Schedule 2.1(m) of Sellers Disclosure Schedule;

                  (n) to the extent assignable, all right, title and interest in and under fidelity, performance and surety bonds of the Business, including those relating to specific jobs of the Business involving sub-contractors performing work for the Business (the "Performance Bonds");

                  (o) the employment agreements listed on Schedule 2.1(o) of Sellers Disclosure Schedule (the "Elevator Executive Agreements");

                  (p) the employment agreements listed on Schedule 2.1(p) of Sellers Disclosure Schedule, except for the SERP arrangement described thereon (the "Elevator Personnel Agreements");

                  (q)      all goodwill relating to the Business;

                  (r) all post office boxes, telephone numbers, answering service numbers, Internet sites and the domain name amtechelevatorservices.com, and other communication codes, numbers or devices used in connection with the Business; and

                  (s) any other assets primarily used by Sellers in the Business on the Closing Date that are not specifically listed above or identified as Excluded Assets.

         2.2      Excluded Assets

         Purchaser shall not acquire pursuant to this Agreement, the Purchased Assets shall not include and Sellers shall retain the following (collectively, the "Excluded Assets"):

                  (a) all cash, bank deposits in transit and cash equivalents of the Business, except for Petty Cash;

                  (b) the trade names, trademarks, service marks and designs listed on Schedule 2.2(b) of the Sellers Disclosure Schedule, together with all registrations and applications related thereto and any goodwill associated with such marks or any substantially similar trade names, trademarks, service marks, designs or logos (the "Excluded Marks");

                  (c)      the Excluded Records;

                  (d) all insurance policies covering the Business or the Purchased Assets;

                  (e) all rights to insurance proceeds arising with respect to the conduct of the Business prior to the Closing Date or regarding the Purchased Assets;

                  (f) all refunds and credits relating to Taxes paid by Sellers (and Sellers' Affiliates) or Taxes in connection with the conduct of the Business prior to the Closing whether such refund is received as a payment or a credit against future taxes payable;

                  (g) all property and assets of Sellers (and Sellers' Affiliates) that are not used primarily in the operation of the Business;

                  (h) the leasehold interests, including any prepaid rent, security deposits and options to renew or purchase in connection therewith, of Sellers with respect to the Partially Utilized Facilities (the "Partially Utilized Facility Leases") as set forth on Schedule 2.2(h) of Sellers Disclosure Schedule;

                  (i) the minute and record books, corporate seal, stock records and organizational documents of Sellers;

                  (j) all rights under any retirement, profit sharing or other employee benefit plan of Sellers;

                  (k) all loans, employment, commission or similar contracts (other than the Elevator Executive Agreements and the Elevator Personnel Agreements), and life insurance maintained by Sellers;

                  (l) until such time as amendments and novations are obtained thereto in accordance with Section 7.13, all contracts by and between Sellers and the United States federal government related to the Business (the "Federal Government Contracts"); and

                  (m) any other assets that are specifically identified and described on Schedule 2.2(m) of Sellers Disclosure Schedule.

         2.3      Assumed Liabilities

         Except as provided in Section 2.4 hereof, Purchaser agrees, effective at the Closing Date, to assume, pay, perform and discharge, when due:

                  (a) (i) trade accounts payable and (ii) an amount equal to the accrued expenses for payroll, vacation, bonuses and commissions, and contributions to the Sellers Plans and Other Taxes (the "Reimbursable Liabilities") to the extent and in the amounts reflected on the Final Preceding Month End Balance Sheet;

                  (b) all obligations or liabilities, including performance obligations, under the Assumed Contracts, Assumed Leases, vehicle and equipment leases, Elevator Executive Agreements and Elevator Personnel Agreements (and all other contracts and agreements of the Business entered into in the ordinary course of business and consistent with past practices) incurred in the ordinary course of business and consistent with past practices prior to the Closing Date or relating to the period after the Closing Date (excluding liability for material breach or material non-performance under the Assumed Contracts or Assumed Leases occurring prior to the Closing Date, provided that Sellers shall retain such liability for material breach or material non-performance under the Assumed Contracts and Assumed Leases in the event and to the extent that the Purchaser shall have notified Sellers of any such breach or non-performance within one year of the Closing Date);

                  (c) all obligations under all vehicle and equipment leases of the Business;

                  (d) all obligations under Performance Bonds issued by Sellers on behalf of the Business, to the extent assignable;

                  (e) trade accounts payable of the Business arising during the period between the date of the Preceding Month End Balance Sheet and the Closing Date and an amount equal to the Stub Period Operational Expenses (other than the trade accounts payable);

                  (f) all obligations under the 2003 bonus plan of the Business to the extent arising in the ordinary course of Business (the "2003 Bonus Plan"); and

                  (g) subject to Section 2.5 hereof, all other liabilities of the Business arising out of the operation of the Business after the Closing Date.

The foregoing obligations, liabilities and commitments, and no others, shall be hereinafter referred to as the "Assumed Liabilities".

         2.4      Excluded Liabilities

         Purchaser shall not assume and shall not be obligated to pay, perform or otherwise discharge any liabilities and obligations of Sellers not expressly assumed pursuant to this Agreement, including without limitation (collectively, the "Excluded Liabilities"):

                  (a) all interest bearing liabilities in respect of money borrowed by the Business as of the Closing Date;

                  (b) subject to Section 2.5, all liabilities in respect of causes of action, claims, suits or proceedings of or involving third parties against Sellers relating to the Business or the Purchased Assets arising out of incidents or events occurring on or prior to the Closing Date, including all insurance (workers compensation and general liability) claims with an incident date on or prior to the Closing Date and all other claims as set forth on
Schedule 2.4(b) of Sellers Disclosure Schedule;

                  (c) all liabilities for material breach or material non-performance under the Assumed Contracts or Assumed Leases occurring prior to the Closing Date, provided that Sellers shall retain such liability for material breach or material non-performance under the Assumed Contracts and Assumed Leases only in the event and to the extent that Purchaser shall have notified Sellers of any such breach or non-performance within one year of the Closing Date;

                  (d) any liabilities or obligations of Sellers in respect of any Excluded Assets or other assets of Sellers which are not Purchased Assets, whether or not such liabilities or obligations arise before or after the Closing Date;

                  (e) any liabilities or obligations with respect to Taxes attributable to Sellers, the Business, or the Purchased Assets for taxable periods, or any portion thereof, ending on or before the Closing Date;

                  (f) any liabilities or obligations of ABM or AES for the unpaid Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law or regulation), as a transferee or successor, by contract, or otherwise;

                  (g) any liabilities or obligations of Sellers pursuant to employment or similar agreements with any Employee (including the SERP arrangement described on Schedule 2.1(p) of Sellers Disclosure Schedule in connection with one Elevator Personnel Agreement) or independent contractor under the Seller Plans or any stay bonus or similar arrangement entered into or created as a result of this transaction, unless specifically assumed (it being understood and agreed by the parties that the Elevator Executive Agreements, the Elevator Personnel Agreements and, to the extent obligations thereunder arise in the ordinary course of Business, the 2003 Bonus Plan are being assumed by Purchaser hereunder) pursuant to this Agreement;

                  (h) subject to Section 2.5 hereof, any liabilities arising out of incidents or events occurring prior to the Closing Date for
(1) any violation of Environmental Laws with respect to the operations of the Business prior to or as of the Closing Date, (2) actions or incidents occurring prior to the Closing Date that could form the basis for a claim of liability under Environmental Law, including, without limitation, the release or disposal of Regulated Substances by or in connection with the Business or (3) the use, procurement, manufacture or sale of ACM in products manufactured, sold, installed or serviced in connection with the Business on or prior to the Closing Date; and

                  (i) any obligations or liabilities arising from or related to discontinued, sold or abandoned businesses, or commercial operations, including any elevator and escalator manufacturing business.

         2.5      Shared Liabilities.

         With respect to certain liabilities of the Business relating to causes of action, claims, suits or proceedings of or involving third parties concerning Environmental Law or ACM which arise from incidents or events occurring over a period of time beginning before the Closing Date and ending after the Closing Date, such liabilities shall be allocated to the parties in an equitable manner taking into account the relative fault of each of the parties as determined by a trier of fact as well as the relative proportions of time such incidents or events occurred before and after the Closing Date.

                                   ARTICLE III
                                 PURCHASE PRICE

         3.1      Purchase Price - General

         In consideration of the sale, conveyance, assignment and transfer of the Purchased Assets, at the Closing, Purchaser shall pay to ABM, on behalf of Sellers, an amount equal to one hundred twelve million dollars ($112,000,000) (the "Closing Purchase Price") . The Closing Purchase Price shall be paid at the Closing in immediately available funds by wire transfer to accounts which will be designated at least two days prior to the Closing Date by ABM on behalf of Sellers. The Closing Purchase

Price payable by Purchaser at the Closing will be subject to future adjustment as provided in Sections 3.2 and 3.3.

         3.2      Closing Purchase Price Adjustments.

                  (a) Net Asset Adjustment; Preparation of the Preceding Month End Balance Sheet. As soon as reasonably practicable but not later than sixty (60) days after the Closing Date, Purchaser shall prepare and deliver to Sellers (i) an unaudited balance sheet of the Business as of the end of the month ending immediately preceding the Closing Date (the "Preceding Month End Balance Sheet"), and (ii) the calculation of the Adjusted Net Assets, based upon the Preceding Month End Balance Sheet and the Agreed Accounting Principles as set forth on Schedule 3.2 of Sellers Disclosure Schedule ((i) and (ii) together, the "Net Asset Adjustment Statements"). The Preceding Month End Balance Sheet shall be prepared on a basis consistent with the preparation of the Balance Sheet, including the Agreed Accounting Principles and, as specified thereby, U.S. GAAP to the extent applicable. The calculation of Adjusted Net Assets shall be prepared on a basis consistent with the calculation of the Target Net Assets which shall be calculated from the Balance Sheet prepared in accordance with the Agreed Accounting Principles.

                  (b) Stub Period Cash Adjustment; Preparation of Cash Change Schedule. As soon as reasonably practicable but not later than sixty (60) days after the Closing Date, Purchaser shall also deliver to Seller a schedule (the "Cash Change Schedule"), substantially in the form set forth on Schedule 3.2(b) of Sellers Disclosure Schedule, which shall set forth the Cash Change in the Business (the absolute value of such amount, the "Cash Change Amount"). Purchaser shall prepare the Cash Change Schedule in good faith and in accordance with past practices of AES and the Business. The Net Asset Adjustment Statements and the Cash Change Schedule shall be collectively known herein as the "Adjustment Statements". The parties understand and agree that the mechanism of the Cash Change adjustment is intended to reimburse Sellers with respect to Sellers' payment of Reimbursable Liabilities and Stub Period Operational Expenses to the extent Sellers pay any such amounts during the period from the date of the Preceding Month End Balance Sheet through and including the Closing Date. If any such Reimbursable Liabilities and Stub Period Operational Expenses are not reflected as paid by Sellers on the Cash Change Schedule, Purchaser shall pay such amounts to the Sellers, if and when such liabilities are paid by Sellers following the Closing Date, pursuant to the mechanics set forth in the Interim Services Agreement, as provided in Section 3.2(f) hereof.

                  (c) Review of Adjustment Statements. After delivery to it of the applicable Adjustment Statement(s), Sellers (and their representatives) shall be afforded the opportunity to review the work papers, schedules and other supporting papers relating to the preparation of the Adjustment Statements and to consult with Purchaser and its representatives, if necessary, regarding the methods used in the preparation thereof. Within thirty (30) days after Sellers' receipt of the applicable Adjustment Statements Sellers shall either inform the other in writing that the applicable Adjustment Statement is acceptable or object to such Adjustment Statement in writing setting forth a specific description of the objections and specifying in reasonable detail the nature and extent of such disagreement. Sellers shall not give a notice of disagreement unless the aggregate amount in dispute exceeds fifty thousand dollars ($50,000). The failure of Sellers to deliver written objections to Purchaser within thirty (30) days after receipt of the applicable Adjustment Statement shall be deemed acceptance of such Adjustment Statement. If Sellers objects to the Adjustment Statement and if Purchaser does not agree with such objections (it being agreed that the failure of Purchaser to deliver written notice to Sellers of Purchaser's disagreement with Sellers objections within fifteen (15) days of receipt of such objections shall be deemed acceptance by Purchaser failing to deliver notice), or such objections are not resolved on a mutually agreeable basis within thirty (30) days after the Purchaser's receipt of such objections, any disagreement between the parties regarding the same shall be resolved by Deloitte & Touche LLP or if Deloitte & Touche LLP is not available to serve, then an alternative unaffiliated accounting firm to be selected by the parties (the "Neutral Accountant"). The decision of the Neutral Accountant shall be (i) made within thirty (30) days of the submission of the dispute based solely on the presentations by Purchaser and Sellers, (ii) in accordance with this Agreement and (iii) final and binding upon the parties. Upon the agreement of the parties or the decision of the Neutral Accountant or Seller's failure to deliver a written objection to Purchaser within the thirty (30) day period after receipt of the applicable Adjustment Statement provided above, the Preceding Month End Balance Sheet (as adjusted, if necessary) shall be deemed the Final Preceding Month End Balance Sheet (the "Final Preceding Month End Balance Sheet") and the determination of the Adjusted Net Assets shall be deemed final or the Cash Change Schedule and the determination of the Cash Change shall be deemed final, as the case may be. Each party shall bear the fees, costs and expenses of its own accountants and shall share equally the fees, costs and expenses of the Neutral Accountant.

                  (d) Adjustment to the Closing Purchase Price; Payment. Upon final determination in accordance with the procedures set forth in Section 3.2(c) of (A) the Final Preceding Month End Balance Sheet and the Adjusted Net Assets and (B) the Cash Change Amount, a net payment, reflecting an adjustment to the Closing Purchase Price, shall be made by one party to the other according to the following rules:

                           (i)      if the Adjusted Net Assets exceed the Target
Net Assets, the amount of such excess shall be payable by Purchaser to Sellers, or

                           (ii)     if the Adjusted Net Assets are less than the
Target Net Assets, the amount of any deficiency shall be payable by Sellers to Purchaser; and

                           (iii)    if the Cash Change is a net cash outflow (as
reflected on the Cash Change Schedule), the Cash Change Amount shall be payable by Purchaser to Sellers, or

                           (iv)     if the Cash Change is a net cash inflow (as
reflected on the Cash Change Schedule), the Cash Change Amount shall be payable by Sellers to Purchaser.

Any adjustment to the Closing Purchase Price required under this Section 3.2(d) in respect of such net payment shall be made by wire transfer of immediately available funds within ten (10) days after the date that the final determination with respect to both of (A) the Adjusted Net Assets and (B) Cash Change Amount in accordance with Section 3.2(c), together with interest thereon from the Closing Date to the date of payment calculated at the prime rate in effect on the Closing Date as reported in the Wall Street Journal.

                  (e) Notwithstanding the foregoing, if the Closing occurs on the last Business day of a month, there shall be no adjustment to the Closing Purchase Price made in respect of the Cash Change, and all references to the Cash Change, the Cash Change Amount, the Stub Period Operational Expenses and the Cash Change Schedule (other than in this Section 3.2(e)) shall not apply. In such event, the only adjustment to the Purchase Price shall be based upon the difference between the Target Net Assets and the Adjusted Net Assets.

                  (f) Reimbursement for Final Preceding Month End Balance Sheet liabilities and Stub Period Operational Expenses. To the extent Sellers pay, following the Closing Date, any amounts in respect of (i) Reimbursable Liabilities or (ii) Stub Period Operational Expenses, Purchaser shall, at Sellers' request, promptly reimburse Sellers with respect thereto in accordance with the mechanics agreed upon in the Interim Services Agreement; provided that Purchaser shall not be obligated to reimburse Sellers with respect to such payments prior to the final determination of the Final Preceding Month End Balance Sheet and the Cash Change Schedule. Following the final determination of the Final Preceding Month End Balance Sheet and the Cash Change Schedule, Purchaser may, within a period of 15 days thereafter (with respect to requests for reimbursement made prior to such final determination) or 15 days following Sellers' request for reimbursement (with respect to requests for reimbursement made by Sellers to Purchaser after the final determination of the Final Preceding Month End Balance Sheet and the Cash Change Schedule) object to such reimbursement in writing to Sellers setting forth a specific description of the objections and specifying in reasonable detail the nature of the disagreement. The failure of Purchaser to deliver a written objection to Sellers within the applicable 15 day period shall be deemed agreement by Purchaser with respect to such amount requested, and Purchaser shall promptly reimburse Sellers with respect thereto. If Purchaser objects within the applicable 15 day period and the disagreement cannot be resolved by mutual agreement within 15 additional days following Sellers' receipt of such objection, the disagreement shall be resolved by a Neutral Accountant. The decision of the Neutral Accountant with respect to any amount requested by Sellers for reimbursement in accordance with the foregoing provisions shall be (i) made within thirty (30) days of the submission of the dispute based solely on the presentations by Purchaser and Sellers, (ii) in accordance with this Agreement and (iii) final and binding upon the parties.

         3.3      Modernization Contracts

                  (a) In the event that Purchaser in the course of completing all Assumed Contracts relating to modernization projects (the "Modernization Contracts") incurs costs with respect to such Modernization Contracts, which together with the costs incurred by the Business prior to the Closing Date with respect to such Modernization Contracts (such costs together, the "Incurred Costs"), are in excess of the total sales prices of all such Modernization Contracts in the aggregate (such excess, the "Modernization Losses"), Purchaser shall be permitted to recover the amount of such Modernization Losses from Sellers; provided that for purposes of determining costs incurred for any particular Modernization Contract the Agreed Accounting Principles shall govern and an overhead allocation calculated in accordance with the Agreed Accounting Principles shall be included. Notwithstanding the foregoing, and subject to
Section 9.5, in no event will Purchaser be able to collect any Modernization Losses unless and until the total amount of Modernization Losses exceeds $1,000,000 (but only in the amount of such excess). Schedule 3.3(a) of Sellers Disclosure Schedule sets forth a list of the AES's portfolio of Modernization Contracts as of May, 31 2003, and Sellers shall update such schedule as of the Closing for new Modernization Contracts obtained between May 31, 2003 and the Closing Date.

                  (b) Following the Closing Date, Purchaser shall inform Seller on a consistent quarterly basis as to (i) whether or not Modernization Losses then exist and (ii) whether any particular Modernization Contract that is a Material Contract has either (a) resulted in incurred costs in respect of such contract in excess of the sales price under such contract or (b) in Purchaser's reasonable judgment, based on past experience and generally accepted industry practices, is likely to begin resulting in costs that, together with previously incurred costs in respect of such contract, will exceed the sales price under such contract.

                  (c) As soon as reasonably practicable but not later than sixty (60) days after the completion of all Modernization Contracts included on
Schedule 3.3(a) of Sellers Disclosure Schedule (as updated), Purchaser shall prepare and deliver to Sellers a statement (the "Modernization Losses Statement") setting forth the Modernization Losses and a table including the sales price and incurred costs for each such Modernization Contract listed on
Schedule 3.3(a) of Sellers Disclosure Schedule. Sellers shall have a right to inspect Purchaser's records with respect to incurred costs and payments received if recovery for any Modernization Losses applies in accordance with Section 3.3(a).

                  (d) After delivery to Sellers of the Modernization Losses Statement, Sellers (and their representatives) shall be afforded the opportunity to review the work papers, schedules and other supporting papers relating to the Modernization Losses Statement delivered by the Purchaser and to consult with the Purchaser and its representatives, if necessary, regarding the methods used in the preparation thereof. Within thirty (30) days after Sellers receipt of the Modernization Losses Statement, Sellers shall either inform the Purchaser in writing that the Modernization Losses Statement is acceptable or object to the Modernization Losses Statement in writing setting forth a specific description of the objections and specifying in reasonable detail the nature and extent of such disagreement. Such disagreement and final resolution of the amount of Modernization Losses shall be determined consistent with the procedures described in Section 3.2(c) above.

                  (e) Purchaser shall use commercially reasonable efforts to perform and complete the Modernization Contracts in accordance with the terms and conditions of such contracts, generally accepted industry practices and otherwise in good faith and consistent with the past practices of the Business and Purchaser with respect to Modernization Contracts.

                                   ARTICLE IV
                                   THE CLOSING

            4.1   Time and Place of Closing

Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, at 10:00 A.M. (local time) on the third Business Day following the date on which all of the conditions to each party's obligations in Article VIII hereunder have been satisfied or waived (other than the conditions that by their terms shall be or must necessarily be tested or satisfied at the Closing); or at such other place or time as the parties may agree. The date and time at which the Closing actually occurs is hereinafter referred to as the "Closing Date." The Closing shall be considered effective as of 11:59 P.M. (local time) on the Closing Date.

            4.2   Deliveries by Sellers

            At the Closing, Sellers shall deliver the following to Purchaser:

                  (a)   The Bill of Sale, duly executed by Sellers;

                  (b) Executed consents, applications or other documents to transfer the Assumed Contracts, Assumed Leases and the Permits as disclosed on
Schedule 5.7 of Sellers Disclosure Schedule;

                  (c)   The certificate contemplated by Section 8.2(c);

                  (d) All such other instruments of assignment or conveyance as shall, in the reasonable opinion of Purchaser and its counsel, be necessary to transfer to Purchaser the Purchased Assets in accordance with this Agreement and, where necessary or desirable, in recordable form;

                  (e) A certification of non-foreign status in a form which complies with Section 1445 of the Code and the regulations thereunder;

                  (f) An Interim Services Agreement among Sellers and Purchaser providing for the services identified on Schedule 4.2(f) of Sellers Disclosure Schedule for a period of up to six months on terms not higher than presently allocated to the Business (the "Interim Services Agreement");

                  (g) Such other agreements, documents, instruments and writings as are required to be delivered by Sellers at or prior to the Closing Date pursuant to this Agreement or as may otherwise be required to transfer the Purchased Assets to Purchaser in connection herewith;

                  (h) The License Agreement described in Section 7.14, which shall be executed by the parties thereto simultaneous with the Closing;

                  (i) A written legal opinion of the general counsel of ABM, dated as of the Closing Date, with respect to the matters set forth in Sections
5.1 and 5.2; and

                  (j) Subleases with respect to the Partially Utilized Facilities as described in Section 7.15, which shall be executed by the parties simultaneous with the Closing.

            4.3   Deliveries by Purchaser

            At the Closing, Purchaser shall deliver the following to Sellers:

                  (a) The Closing Purchase Price by wire transfer of immediately available funds to ABM;

                  (b)   The certificate contemplated by Sections 8.3(c);

                  (c) The Instrument of Assumption, duly executed by Purchaser;

                  (d) Any other instruments or writings, as shall, in the reasonable opinion of Sellers and their counsel, be necessary for Purchaser to be legally bound to fulfill its obligations under Section 2.3 hereof; and

                  (e) Such other agreements, documents, instruments and writings as are required to be delivered by Purchaser at or prior to the Closing Date pursuant to this Agreement or otherwise required in connection herewith.

                                   ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

            Except as set forth in Sellers Disclosure Schedule prepared by Sellers and delivered to Purchaser simultaneously with the execution hereof, each Seller, jointly and severally, hereby represents and warrants to Purchaser the following:

            5.1   Organization; Qualification

            Each Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each Seller has all requisite corporate power and authority to own, lease, and operate the Purchased Assets and to carry on the Business as it is now being conducted by such Seller. Each Seller is duly qualified to do business and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties of the Business owned or used by it requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect.

            5.2   Authority Relative to this Agreement

            Each Seller has full corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to be delivered by such party (as to any party hereto, the "Ancillary Documents") and to consummate the transactions contemplated hereby and by the Ancillary Documents. The execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and by the Ancillary Documents have been duly and validly authorized and approved by all requisite corporate action and no other corporate proceedings on the part of any Seller is necessary to authorize this Agreement, the Ancillary Documents, or to consummate the transactions contemplated hereby and by the Ancillary Documents. This Agreement has been duly executed and delivered by each Seller and at the Closing each Seller will have executed and delivered its respective Ancillary Documents. Assuming due authorization, execution and delivery by Purchaser of this Agreement and the Ancillary Documents, this Agreement constitutes, and, upon their execution and delivery the Ancillary Documents will constitute, valid and binding obligations of each Seller, enforceable against each Seller in accordance with their respective terms.

            5.3   Consents and Approvals; No Violation

            Except as set forth on Schedule 5.3 of Sellers Disclosure Schedule, the execution and delivery of this Agreement and the Ancillary Documents by each Seller, the consummation by each Seller of the transactions contemplated by this Agreement or the compliance of each Seller with the provisions of this Agreement will not (a) conflict with or result in any breach of any provision of the articles of organization or by-laws of such Seller or result in the creation of any Encumbrance (other than any Permitted Encumbrance) upon any of the Purchased Assets pursuant to any mortgage, indenture, lease agreement or other instrument to which either Seller is a party, (b) require any consent, approval, waiver, filing with or notification to, any Governmental Authority, except (i) where the failure to obtain such consent, approval, or waiver, or to make such filing or notification, would not have a Material Adverse Effect or (ii) for those requirements which become applicable to such Seller as a result of the specific regulatory status of Purchaser (or any of its Affiliates) or as a result of any other facts that specifically relate to the business or activities in which Purchaser (or any of its Affiliates) are or propose to be engaged; (c) result in a violation or breach of or default (or give rise to any right of termination, cancellation or acceleration) under, or require any consent under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which such Seller is a party or by which such Seller, or any of the Purchased Assets may be bound, except for such instances where requisite waivers or consents have been obtained or which, in the aggregate, would not have a Material Adverse Effect; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Seller, or any of the Purchased Assets, except for violations that would not have a Material Adverse Effect.

            5.4   Absence of Certain Changes or Events

            Except as otherwise contemplated by this Agreement or as set forth on Schedule 5.4 of Sellers Disclosure Schedule, since April 30, 2003 Sellers have conducted the Business in the ordinary course consistent with past practices and there has not been (a) any Material Adverse Effect; (b) any damage, destruction or casualty loss, whether covered by insurance or not, which had a Material Adverse Effect; and (c) any entry into any agreement, commitment or transaction (including, without limitation, any borrowing or capital financing) by Sellers, which is material to the business or operations of the Purchased Assets, except agreements, commitments or transactions in the ordinary course of business or as contemplated herein.

            5.5   Labor Matters

                  (a) Except for such matters as do not have a Material Adverse Effect, with respect to employees of Sellers who perform services relating to the Business: (i) Sellers are in compliance with all Applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours; (ii) there is no labor strike, slowdown or stoppage actually pending or to the Sellers' Knowledge threatened against or affecting Sellers; and (iii) Sellers have not received notice that any representation petition respecting the Employees has been filed with the National Labor Relations Board.

                  (b) Schedule 5.5(b) of Sellers Disclosure Schedule lists all collective bargaining agreements with any labor organization, union group or association ("Labor Unions") directly relating to the Business and to which Sellers are a party as of the date hereof.

            5.6   Employee Benefit Plans

                  (a) Schedule 5.6 of Sellers Disclosure Schedule contains a true and complete list of each deferred compensation, bonus or other incentive compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of Section 3(1) of ERISA); each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by any Seller or any ERISA Affiliate or to which any Seller or any ERISA Affiliate is a party, whether written or oral, for the benefit of any Employee or any director or independent contractor of any Seller whose services are related primarily to the operation of the Business as of the date hereof (the "Seller Plans").

                  (b) Seller Plans have at all times complied with all Applicable Laws, including, without limitation, the Code and ERISA and except as provided in Section 7.8 hereof, Purchaser shall have no liability with respect to Seller Plans. Sellers Savings Plans (as defined in Section 7.8(d)) have been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and each trust related thereto has been determined to be exempt from tax pursuant to Section 501(a) of the Code. Sellers have made all employee and employer contributions required to be made to Sellers Savings Plans as of the Closing Date. To the extent Sellers have not made all such contributions, the liability for such contributions shall be properly and fully reflected on the Final Preceding Month End Balance Sheet and on the Business' financial records as of the Closing Date.

                  (c) Neither any Seller nor any ERISA Affiliate maintains or contributes to, nor has any Seller or any ERISA Affiliate ever maintained or contributed to, any plan subject to Title IV or Section 302 of ERISA with respect to any Employee, other than a Multiemployer Plan (as defined in Section 5.6(d)).


                  (d) Schedule 5.6 of Sellers Disclosure Schedule identifies each Seller Plan which is a "multiemployer plan" within the meaning of Section 3(37) of ERISA ("Multiemployer Plan"). With respect to each Multiemployer Plan and, except as set forth on Schedule 5.6 Sellers Disclosure Schedule, (A) neither any Seller nor any ERISA Affiliate has withdrawn, partially withdrawn, or received any notice of any claim or demand for withdrawal liability or partial withdrawal liability; (B) neither any Seller nor any ERISA Affiliate has received any notice that such Multiemployer Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, or that any such plan is or may become insolvent; (C) neither any Seller nor any ERISA Affiliate has failed to make any required contributions, (D) to the Seller's Knowledge such Multiemployer Plan is not a party to any pending merger or asset or liability transfer, (E) to the Seller's Knowledge there are no PBGC (defined below) proceedings against or affecting such Multiemployer Plan; and (F) neither any Seller nor any ERISA Affiliate has any withdrawal liability by reason of a sale of assets pursuant to
Section 4204 of ERISA.

                  (e) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Business to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

                  (f) Purchaser shall have no liability (i) under the Consolidated Omnibus Budget Reconciliation Act of 1985 with respect to any employee of Sellers who has a qualifying event under COBRA before the Closing Date or (ii) with respect to any post-employment benefits provided by any Seller or any ERISA Affiliate to their employees, former employees or retirees.

                  (g) There are no pending, threatened or anticipated claims by or on behalf of any Seller Plan (other than a Multiemployer Plan), by any employee or beneficiary covered under any such Seller Plan, or otherwise involving any such Seller Plan (other than routine claims for benefits).

            5.7   Material Contracts and Arrangements

            Schedule 5.7 of Sellers Disclosure Schedule sets forth (a)(i) the 100 highest revenue generating contracts in the month of June 2003 in accordance with the accounting practices of Sellers, for maintenance services and related service extras provided by the Sellers related to the Business (the "Material Maintenance Contracts") and (ii) the 20 Modernization Contracts with, to Sellers' Knowledge as of the date hereof, the greatest amount of unearned revenue in respect of modernization services as of May 31, 2003 as calculated in accordance with the accounting practices of Sellers (the "Material Modernization Contracts"), (b) all joint venture or partnership agreements primarily related to the Business to which Sellers are a party and (c) all agreements restricting the right of Sellers or the Business to compete with third parties (collectively, the "Material Contracts"). As of the date hereof, Sellers are not in material breach of any of their obligations under the Material Contracts and no event has occurred which constitutes or, with the lapse of time, the giving of notice, or both, would constitute, such a material breach or a material violation or material default by Sellers thereunder.

            5.8   Legal Proceedings, etc.

            There are no claims, actions, or proceedings pending or to Sellers' Knowledge, investigation pending or, to Sellers' Knowledge threatened against Sellers, relating to the Business or the Purchased Assets before any Governmental Authority, which, if adversely determined, would have a Material Adverse Effect. Schedule 2.4(b) of Sellers Disclosure Schedule sets forth all actions, claims, suits or proceedings of or involving third parties relating to the Business which have been brought or filed as of May 31, 2003. Except as set forth on Schedule 5.8 of Sellers Disclosure Schedule, Sellers are not subject to any outstanding judgment, rule, order, writ, injunction or decree of any Governmental Authority relating to the Business and the Purchased Assets which has a Material Adverse Effect.

            5.9   Compliance with Law

            The Business is not being and has not been conducted in material violation of any material Applicable Law or any order, writ, injunction or decree of any court or Governmental Authority. The Business has all material permits, certifications, licenses, approvals, orders, consents and other authorizations of any Governmental Authority necessary to conduct its business as currently conducted (collectively, the "Permits"). The Business is not in material violation of the terms of any Permit. Except as would not have, individually or in the aggregate, a Material Adverse Effect, all elevator and escalator units that are the subject of Assumed Contracts have been maintained in accordance with (i) the material terms and conditions of the applicable Assumed Contracts, (ii) Sellers' policies and procedures with respect to the Business and (iii) generally accepted industry standards prevailing as of the date hereof and no written notice of a material violation of a material Applicable Law has been received with respect to the condition of any such elevator unit as of the date hereof.

            5.10  Taxes

            (a) Except as set forth on Schedule 5.10(a) of Sellers Disclosure Schedule, to the extent that under Applicable Laws the failure of this representation to be true or correct could result in an Encumbrance upon or claim against the Purchased Assets or in a claim against Purchaser as transferee or owner of the Purchased Assets: (i) Sellers have filed or have caused to be filed on a timely basis all Tax Returns that are or were required to be filed with respect to the Purchased Assets and the operation of the Business; (ii) all such Tax Returns were correct in all material respects and accurately reflect in all material respects all liability for Taxes for the periods covered thereby; and (iii) all Taxes due and payable by Sellers with respect to the Purchased Assets and the operation of the Business shown in such Tax Returns have been paid; and (iv) there are no Encumbrances for Taxes upon the Purchased Assets except for Permitted Encumbrances.

            (b) Except as set forth on Schedule 5.10(b) of Sellers Disclosure Schedule, to the extent that under Applicable Laws the failure of this representation to be true or correct could result in an Encumbrance upon or claim against the Purchased Assets or in a claim against Purchaser as transferee or owner of the Purchased Assets: AES and, with respect to the Business, ABM and any Affiliate of ABM, have complied in all material respects with all Applicable Laws relating to the withholding and payment of Taxes and have, within the time and the manner prescribed by law, withheld and paid to the proper taxing authorities all amounts required to be so withheld and paid under Applicable Laws.

            5.11  Intellectual Property; Intangible Assets

            Sellers have and will assign, or, as of the Closing, will have and will assign, such ownership of, or such rights by license or other agreement to use, all of the intellectual property and the intangible assets owned by Sellers as are necessary to permit the Business to conduct its business as currently conducted. Sellers do not license from a third party any intellectual property or intangible assets that are material to the Business. Except as would not have a Material Adverse Effect, (i) to Seller's Knowledge, the conduct of the Business as currently conducted does not infringe upon the proprietary rights of any third party Person and (ii) there are no present or, to Sellers' Knowledge, threatened infringements relating to the intellectual property and the intangible assets owned by Sellers by any third party Person. There are no pending or, to Sellers' Knowledge, threatened proceedings or litigation or other adverse claims by any Person against the use by the Business of any intellectual property or any intangible assets except as would not have a Material Adverse Effect.

            5.12  Brokers; Finders Fees

            There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Sellers or the Business who is entitled to any fee or commission from Sellers in connection with the transactions contemplated by this Agreement.

            5.13  Financial Information

            The financial information of the Business heretofore provided to Purchaser and set forth on Schedule 5.13 of Sellers Disclosure Schedule, including the unaudited balance sheet and income statements of AES as of October 31, 2002, the Balance Sheet and the divisional statements of earnings and cash flows of the Business for the six month period ended April 30, 2003, present fairly, in all material respects, the financial position and the results of operations and cash flows of the Business as of the dates and for the periods presented in conformity with U.S. generally accepted accounting principles ("U.S. GAAP") (except as indicated on Schedule 5.13 of Sellers Disclosure Schedule), subject, in the case of the Balance Sheet, to normal end of period adjustments, none of which, individually or in the aggregate, will be material.

            5.14  No Undisclosed Liabilities

            Except as set forth on Schedule 5.14 of Sellers Disclosure Schedule or except for the Excluded Liabilities, Sellers have no debts, liabilities or obligations with respect to the Business of any nature whatsoever (whether absolute, accrued, contingent or otherwise) except (i) liabilities which are reflected or reserved against on the Balance Sheet, (ii) liabilities incurred in the ordinary course of business and consistent with past practice since the date of the Balance Sheet and (iii) liabilities which in the aggregate would not have a Material Adverse Effect.

            5.15  Title to Purchased Assets; Sufficiency of Assets

            Except as disclosed on Schedule 5.15 of Sellers Disclosure Schedule, Sellers have good title to, or, with respect to leasehold interests, a valid leasehold interest in the Purchased Assets and the Assumed Leases, as the case may be, free and clear of all Encumbrances, except for Permitted Encumbrances and such imperfections of title, liens, covenants, restrictions and easements that would not, individually or in the aggregate, materially detract from the value of the properties or assets subject thereto and do not interfere with the present and continued use of such property or assets or the operation of the Business. Sellers have the power and right to sell, assign, transfer and deliver to Purchaser the Purchased Assets and the Assumed Leases, except with respect to such items that would not, individually or in the aggregate, materially detract from the value of the properties or assets subject thereto and do not interfere with the present and continued use of such property or assets or the operation of the Business. The Ancillary Documents, Bill of Sale, Instrument of Assumption, and any other deeds, endorsements, assignments and other instruments to be executed and delivered to Purchaser by Sellers at the Closing, will be valid and binding obligations of Sellers enforceable in accordance with their terms. The Purchased Assets (taken together with the Interim Services Agreement) are sufficient to conduct the Business as it is presently conducted by Sellers.

            5.16  Environmental

            (a) The Purchased Assets and Business are and have been in material compliance with all applicable Environmental Laws, except where such non-compliance would not be reasonably expected to have a Material Adverse Effect;

            (b) Sellers have obtained and are in compliance with all Permits required under applicable Environmental Laws, except for the failure to have obtained such Permits, or be in compliance with such laws, as would not be reasonably expected to have a Material Adverse Effect and there are no actions pending, or to Sellers' Knowledge threatened, to revoke, suspend, modify or limit any such Permit;

            (c) To Sellers' Knowledge there are no claims, actions, proceedings, or investigations pending, or threatened, against Sellers relating to the Purchased Assets or the Business arising under any Environmental Law except for such claims, actions, proceedings or investigations that have been fully resolved with no future liability or obligation on the part of the Business or that are not reasonably likely to result in a Material Adverse Effect;

            (d) To Sellers' Knowledge, no releases of Regulated Substances have occurred at any of the Purchased Assets or in connection with the operation of the Business which are likely to result in imposition of liability for cleanup, personal injury, property damage or natural resource damage that would reasonably be expected to have a Material Adverse Effect;

            (e) Sellers have not received any written notice from any person or Governmental Authority that Sellers may be potentially liable under any Environmental Law for response actions or natural resource damages at any location arising out of conditions at the Purchased Assets or relating to past or current operations of the Business except with respect to such matters that have been fully resolved with no future liability or obligation on the part of the Business or that are not reasonably likely to result in a Material Adverse Effect; and

            (f)   The representations and warrants set forth in this Section
5.16 are the Sellers' sole and exclusive representations and warranties with respect to environmental matters.

            5.17  Real Property

            Sellers do not own any real property primarily relating to the Business. Sellers are the lessees of all the leasehold estates purported to be granted by the leases shown on Schedule 5.17 of Sellers Disclosure Schedule, and Sellers are in possession of the premises purported to be leased under such leases.

                                   ARTICLE VI
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

            Purchaser hereby represents and warrants to Sellers as follows:

            6.1   Organization

            Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser has heretofore delivered to Sellers complete and correct copies of its Certificate of Incorporation and By-Laws (or other similar governing documents), as currently in effect.

            6.2   Authority Relative to This Agreement

            Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required corporation action of Purchaser and no other corporate proceedings on the part of Purchaser or any Affiliates of Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser, and assuming due authorization, execution and delivery by Sellers, constitutes a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms.

            6.3   Consents and Approvals; No Violation

            None of the execution and delivery of this Agreement by Purchaser, the consummation by Purchaser of the transactions contemplated by this Agreement or the compliance of Purchaser with the provisions of this Agreement will (i) conflict with or result in any breach of any provision of the organizational documents of Purchaser; (ii) other than any filing and approval required by the HSR Act, require any consent, approval, waiver or filing with or notification to any Governmental Authority; (iii) result in a violation or breach of or default (or give rise to any right of termination, cancellation or acceleration) under, or require any consent under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, agreement, lease or other instrument or obligation to which Purchaser or any of its Affiliates are a party or by which any of its respective assets may be bound; or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser, or any of its assets, except in the case of (iii) or (iv) for violations which would not individually or in the aggregate reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

            6.4   Legal Proceedings, etc.

            There are no claims, actions or proceedings pending or to Purchaser's Knowledge investigations pending or threatened against Purchaser before any Governmental Authority, which, if adversely determined, could prevent or materially delay the consummation of the transactions contemplated hereby. Purchaser is not subject to any outstanding judgment, rule, order, writ, injunction or decree of any Governmental Authority that could prevent or materially delay the consummation of the transactions contemplated hereby.

            6.5   Financial Capability

            On and after the date hereof, Purchaser has, and will have, cash on hand sufficient to pay the Closing Purchase Price and to perform the obligations of Purchaser under this Agreement.

            6.6   Brokers, Finders Fees

            There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Purchaser who is entitled to any fee or commission from Purchaser in connection with the transactions contemplated by this Agreement.

                                  ARTICLE VII
                            COVENANTS OF THE PARTIES

            7.1   Conduct of Business Relating to the Purchased Assets

            Except as otherwise contemplated hereby, during the period from the date of this Agreement to the Closing Date, Sellers will operate and maintain the Purchased Assets in the usual, regular and ordinary course of business and in substantially the same manner as they did prior to the date of this Agreement. Sellers shall use all reasonable efforts to (i) preserve intact the Business, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers and others having business dealings with Sellers. Without limiting the generality of the foregoing, and, except as otherwise expressly provided in this Agreement and except as set forth on Schedule 7.1 of Sellers Disclosure Schedule, prior to the Closing Date, without the prior written consent of Purchaser, which will not be unreasonably withheld or delayed, Sellers shall not with respect to the Purchased Assets or the Business:

                  (a) create, incur or assume debt that will remain an obligation of Purchaser following the Closing other than trade payables and other applicable operational liabilities incurred in the ordinary course of business;

                  (b) increase the compensation of the Employees or benefits due the Employees under the Seller Plans, except for such increases in compensation or benefits as are contractually required or granted in the ordinary course of the Business in accordance with its past practice; provided that Seller may make, prior to the Closing

Date, any payment with respect to any such prohibited increase in compensation of any Employee it so elects and in its sole discretion;

                  (c) sell, transfer, or otherwise dispose of, or agree to sell, transfer or otherwise dispose of, any material assets constituting the Purchased Assets, other than sales, transfers or disposals of, or enter into agreements to sell, transfer or otherwise dispose of, Inventory in the ordinary course of business in accordance with past practice;

                  (d) enter into any material agreement that would constitute an Assumed Contract, other than agreements made in the ordinary course of business in accordance with past practice;

                  (e) amend or unilaterally terminate any material Assumed Contract, other than in the ordinary course of business in accordance with past practice; or

                  (f) permit to be incurred any Encumbrance on any assets of the Business other than Permitted Encumbrances.

            7.2   Access to Information

                  (a) From the date hereof through the Closing Date, upon reasonable notice by Purchaser and during regular business hours, Sellers shall give Purchaser and its authorized representatives (i) reasonable access to the properties, contracts and Books and Records related primarily to the Business and the Purchased Assets and (ii) reasonable access to employees and agents of AES; provided however that any such access shall be in such manner as not to materially interfere with the operation of the Business. Notwithstanding the foregoing, Sellers need not disclose to Purchaser or any representative of Purchaser any information which, in the opinion of Sellers' counsel, would violate Applicable Law, result in a waiver of attorney-client privilege or similar privilege or result in a breach of any contract to which any Seller is a party.

                  (b) From the date hereof through the Closing Date, Purchaser will hold, and will cause its officers, directors, employees, representatives, consultants and advisors to hold, in confidence, all documents and information furnished to Purchaser and Purchaser's officers, directors, employees, representatives, consultants and advisors by or on behalf of Sellers in connection with this Agreement and the transactions contemplated hereby, provided that nothing herein shall be deemed to alter or amend the Confidentiality Agreement, which remains in full force and effect in accordance with its terms.

                  (c) Following the Closing Date, (A) Sellers and their representatives shall have reasonable access to any of the Books and Records transferred to Purchaser hereunder to the extent that such access may reasonably be required by Sellers in connection with matters relating to or affected by the operation of the Business or the Purchased Assets prior to the Closing Date, and
(B) Purchaser and its representatives shall have reasonable access to the Excluded Records, and to the extent reasonably required by Purchaser in good faith, other limited Books and Records retained by Sellers primarily related to the Business (but excluding, in any case, the portion of Excluded Records pertaining to personnel records of former employees of the Business) to the extent such access may reasonably by required by Purchaser in connection with matters relating to or affected by the operation of the Business or the Purchased Assets after the Closing Date. Such access shall be afforded by Purchaser and Sellers to the other party upon receipt of reasonable advance notice and during normal business hours. The party requesting such access shall be responsible for any costs or expenses incurred by it pursuant to this Section 7.2(c).

                  (d) If (i) Purchaser shall desire to dispose of any Books and Records transferred to Purchaser hereunder or (ii) Seller shall desire to dispose of the Excluded Records (other than the Excluded Records pertaining to personnel records of former employees of the Business) or, to the extent Purchaser has requested access pursuant to Section 7.2(c), other limited Books and Records retained by Sellers primarily related to the Business, within five
(5) years following the Closing Date, such party shall, prior to such disposition, give the other party a reasonable opportunity at the other party's expense, to segregate and remove such Books and Records as the other party may select.

            7.3   Expenses

            Except to the extent specifically provided herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses.

            7.4   Further Assurances

            Subject to the terms and conditions of this Agreement, each of the parties hereto will use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws and regulations to consummate the transactions contemplated by this Agreement and make effective the sale of the Purchased Assets pursuant to this Agreement. From time to time after the date hereof, without further consideration, Sellers will, at their own expense, execute and deliver such documents to Purchaser as Purchaser may reasonably request in order more effectively to vest in Purchaser good title to the Purchased Assets. From time to time after the date hereof, Purchaser will, at its own expense, execute and deliver such documents to Sellers as Sellers may reasonably request in order to more effectively consummate the sale of the Purchased Assets pursuant to this Agreement.

            7.5   Public Statements

            The parties shall consult with each other prior to issuing any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated hereby and shall not issue any such public announcement, statement or other disclosure prior to such consultation; provided that nothing herein shall require any approval by the other party and the length of any such consultation shall be in the sole discretion of the party issuing such public announcement.

            7.6   Commercially Reasonable Efforts

                  (a) The Purchaser and Sellers shall act in good faith and use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as soon as practicable. Without limiting the foregoing, the Purchaser and Sellers shall use their reasonable best efforts to (i) obtain all consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications or other permissions or actions by, and give all necessary notices to, and make all filings with and applications and submissions to, any Governmental Authority or Persons necessary in connection with the consummation of the transactions contemplated hereby as soon as reasonably practicable; (ii) provide all relevant information as may be necessary or reasonably requested in connection with any of the foregoing; and (iii) avoid the entry of, or have vacated or terminated, any injunction, decree, order, or judgment that would restrain, prevent, or delay the consummation of the transactions contemplated hereby, including but not limited to defending through litigation on the merits any claim asserted in any court by any person so as to enable the consummation of such transactions to occur as expeditiously as possible, including, with respect to the Purchaser, the taking by the Purchaser of all such actions, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or materially delaying the Closing.

                  (b) The Purchaser and Sellers shall keep each other reasonably informed as to the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by any of them or by any of their respective Affiliates, from any Person or any Governmental Authority with respect to the transactions contemplated hereby.

                  (c) Notwithstanding the above or any other provision of this Agreement, the Purchaser shall not be required to take any action that would reasonably be expected to impair the benefits to Purchaser of the transaction contemplated by this Agreement in a materially adverse manner.

            7.7   Tax Matters

                  (a) Purchaser and Sellers agree to furnish or cause to be furnished to each other, promptly upon request, any information and assistance relating to the Business or the Purchased Assets as may be reasonably requested by the other party in connection with the filing of any Tax Return, the preparation for any audit or other examination by any Governmental Authority, the mailing or filing of any notice and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return or any other matter related to Taxes with respect to the Business and the Purchased Assets.

Purchaser and Sellers shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Business or the Purchased Assets whether prior to or after the Closing. Purchaser further agrees to (i) retain within its possession any other information regarding Taxes relating to the Business or the Purchased Assets for any taxable period or portion thereof ending on or before the Closing (the "Tax Information") until the date that is six years after the Closing Date, (ii) maintain the Tax Information in such manner so as to enable Sellers to have prompt and complete access thereto; provided, however, that Sellers must bear all costs incurred in accessing such Tax Information, and (iii) not destroy any Tax Information without first offering such information to Sellers.

                  (b) Notwithstanding any other provision of this Agreement, Sellers and Purchaser shall cooperate in the preparation, execution and filing of all Tax Returns regarding any Transfer Taxes that become payable in connection with the purchase of the Purchased Assets contemplated by this Agreement. For purposes of this Agreement, "Transfer Taxes" shall mean all transfer, documenting, stamp or registration Taxes applicable to the purchase of the Purchased Assets contemplated hereby. All such Transfer Taxes shall be paid when due one-half (1/2) by Sellers and one-half (1/2) by Purchaser, and Sellers shall, at their own expense, file, to the extent required by Applicable Law, all necessary Tax Returns with respect to all such Transfer Taxes, and, if required by Applicable Law, Purchaser shall join in the execution of any such Tax Returns; provided, however, that prior to filing any Tax Return relating to Transfer Taxes Sellers shall provide to Purchaser for its review and comment a copy of any such Tax Return at least fifteen (15) days prior to the date such Tax Return is filed or required to be filed and Sellers shall amend such Tax Return as reasonably requested by Purchaser (provided Purchaser's comments are received at least five (5) days prior to the due date, without extensions, for filing the relevant Tax Return). If governing law does not allow Sellers, but requires Purchaser, to file a Tax Return with respect to a Transfer Tax for which Sellers and Purchaser are liable under this Agreement, Purchaser shall prepare such Tax Return, present such Tax Return to Sellers for review and comment at least fifteen (15) days prior to the date such Tax Return is filed or required to be filed and Purchaser shall amend such Tax Return as reasonably requested by Sellers (provided Sellers comments are received at least five (5) days prior to the due date, without extensions, for filing the relevant Tax Return). Sellers shall join in the execution of any such Tax Returns if required by Applicable Law.

                  (c) Purchaser shall prepare a schedule that allocates the Closing Purchase Price and Assumed Liabilities consistent with Section 1060 of the Code and the Treasury Regulations thereunder (the "Allocation Schedule") within 60 days of this Agreement but in no event less than 30 days prior to the Closing and submit it to Sellers. Sellers may dispute the Allocation Schedule; provided, however, that if Sellers fail to notify Purchaser in writing of the disputed amount, and the basis of such dispute, within ten (10) days of receipt of the Allocation Schedule, the Allocation Schedule shall be incorporated herein as if part of this Agreement. If Sellers timely notify Purchaser of any such dispute, Sellers and Purchaser shall cooperate and use their commercially reasonable efforts in reaching a mutually satisfactory agreement regarding the Allocation Schedule. If Sellers and Purchaser are unable to reach a mutually satisfactory agreement regarding the Allocation Schedule, then Sellers and Purchaser shall submit in writing any matters in dispute to the Neutral Accountant, which Neutral Accountant will resolve the dispute in a fair and equitable manner within thirty (30) days after Purchaser and Sellers have presented their arguments to the Neutral Accountant, which decision shall be final, conclusive and binding on Purchaser and Sellers. Purchaser and Sellers each agree to file Internal Revenue Service Form 8594 and all Tax Returns in accordance with such agreed allocation unless otherwise required by Applicable Law. Each of Purchaser and Sellers shall report the transactions contemplated by this Agreement for Tax purposes in a manner consistent with the allocation determined pursuant to this Section 7.7(e). Each of Purchaser and Sellers agree to provide the other promptly with any other information required to complete Form 8594. Each of Purchaser and Sellers shall notify and provide the other with reasonable assistance in the event of an examination, audit or other proceeding regarding the agreed upon allocation of the Closing Purchase Price.

                  (d) Sellers agree that Purchaser is not assuming liability for Other Taxes but only agreeing to reimburse Sellers at Sellers request with respect to Sellers' payment following the Closing of any Other Taxes reflected on the Preceding Month End Balance Sheet or incurred by the Business in the ordinary course of business between the date of the Preceding Month End Balance Sheet and the Closing Date; it being understood by the parties that the obligation to file returns with respect to and pay, any such Taxes shall be retained by Seller in accordance with the provisions of 2.4(e).

            7.8   Employees

                  (a) As of the Closing, Purchaser will negotiate in good faith for a collective bargaining agreement with the International Union of Elevator Constructors covering the Transferred Employees and shall execute any documents needed to effectuate such agreement.

                  (b) (i) Promptly following the date hereof, Purchaser shall offer, or cause to be offered, employment to all Employees effective as of the Closing Date. For a period of at least one year following the Closing Date, Purchaser shall cause each such Employee who accepts and commences employment with Purchaser or an Affiliate of Purchaser as of the Closing (the "Transferred Employees"), to the extent that such Transferred Employee remains employed during such period, to be provided with salary, wages, and employee benefit arrangements that shall be at least substantially equivalent, on an aggregate basis, to the compensation and benefits provided by Purchaser to its similarly situated employees; provided that the foregoing provision shall not apply to any Transferred Employees party to Elevator Executive Agreements, Elevator Personnel Agreements or subject to a collective bargaining agreement. Purchaser shall cause the Transferred Employees to be given credit for all service with Sellers or any Affiliate of Sellers prior to the Closing for purposes of eligibility and vesting (but not for purposes of benefit accrual) under any employee benefit plans or arrangements of Purchaser or any Affiliate of Purchaser in which such Transferred Employees participate after the Closing ("Purchaser Plans"), to the same extent that such service was recognized by Sellers or any Affiliate of Sellers immediately prior to the Closing under any comparable programs or arrangements of Sellers or any Affiliate of Seller (except to the extent that such crediting would result in duplication of benefits). Without limiting the generality of the foregoing, all vacation, sickness, holiday and personal days accrued by the Transferred Employees prior to the Closing shall be honored by Purchaser to the extent that accruals for such liabilities are fully and properly reflected on the Final Preceding Month End Balance Sheet or to the extent such liabilities are properly accrued in accordance with past practice between the date of the Final Preceding Month End Balance Sheet and the Closing Date. To the extent commercially reasonable, all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees shall be waived by Purchaser. To the extent commercially reasonable, Transferred Employees shall also be given credit for any deductible or co-payment amounts paid in respect of Purchaser Plan year in which the Closing occurs, to the extent that, following the Closing, they participate in any Purchaser Plan during such plan year for which deductibles or co-payments are required and to the extent permitted by the relevant Purchaser Plan.

                        (ii) With respect to any employee of any Seller whose work or function is related primarily to the operation of the Business, and who is, as of the Closing Date, on authorized leave of absence (including, but not limited to, employees on disability), Purchaser shall offer employment to any such employee in the event such employee returns to active employment within six months of the Closing Date and such employee shall then be deemed to be a Transferred Employee. Any represented employee shall be reemployed in accordance with the terms of the applicable collective bargaining agreement.

                  (c) Purchaser shall assume and be solely responsible for, and shall indemnify Sellers and defend and hold Sellers harmless against, any and all claims, losses, damages, expenses, obligations and liabilities (including costs of collection, attorney's fees and other costs of defense) incurred by Sellers or any Affiliate of Sellers arising from or relating to (i) the termination of employment (A) of any Employee following the date of this Agreement, which termination is at the request of Purchaser or one of its Affiliates, or (B) by Purchaser of any Transferred Employee as of or after the Closing Date and (ii) the hiring, employment or discharge of any Transferred Employee. Purchaser shall assume and be solely responsible for, and shall indemnify Sellers and defend and hold Sellers harmless against, any and all claims, losses, damages, expenses, obligations and liabilities (including costs of collection, attorney's fees and other costs of defense) incurred by Sellers or any Affiliate of Sellers in connection with any suit or claim or violation brought against Sellers under the WARN Act or any similar state, local or foreign law which arise, in whole or in part, from actions taken by Purchaser following the Closing. Sellers shall assume and be solely responsible for and shall indemnify Purchaser, and hold Purchaser harmless against any and all claims, attorneys fees and other costs of defense incurred by Purchaser or any Affiliate of Purchaser arising from or related to the hiring, employment, benefit plan participation, or discharge of any employee of any Seller who is not a Transferred Employee.

                  (d) Effective as of the Closing Date, Transferred Employees shall no longer actively participate in Sellers' 401(k) plans (the "Sellers Savings Plans"). Purchaser shall designate a tax-qualified defined contribution plan of Purchaser or one of its Affiliates (such plan(s), the "Purchaser's Savings Plan") that either (i) currently provides for the receipt from Transferred Employees of "eligible rollover distributions" (as such term is defined under Section 402 of the Code) or (ii) shall be amended as soon as practicable following the Closing Date to provide for the receipt from the Transferred Employees of eligible rollover distributions. As soon as practicable following the Closing Date, Purchaser shall provide Seller with such documents and other information as Seller shall reasonably request to assure itself that Purchaser's Savings Plan provides for the receipt of eligible rollover distributions and (y) Seller shall provide Purchaser with such documents and other information as Purchaser shall reasonably request to assure itself that the accounts of the Transferred Employees would be eligible rollover distributions. Each Transferred Employee who is a participant in Sellers Savings Plans shall be given the opportunity to receive a distribution of his or her account balance and shall be given the opportunity to elect to "roll over" such account balance to Purchaser's Savings Plan, subject to and in accordance with the provisions of such plan(s) and Applicable Law. Sellers shall provide Purchaser with copies of such personnel and other records of Sellers pertaining to the Transferred Employees and such records of any agent or representative of Sellers pertaining to the Transferred Employees and such records of any agent or representative of Sellers, in each case pertaining to Sellers Savings Plans and as Purchaser may reasonably request in order to administer and manage the accounts and assets rolled over to Purchaser's Savings Plan.

                  (e) With respect to the National Elevator Industries Pension Fund (the "NEI Multiemployer Plan"), after the Closing, if the amount of potential withdrawal liability of Sellers with respect to the NEI Plan as of the Closing Date is greater than zero:

      (i) Purchaser will be obligated to make contributions to the NEI Multiemployer Plan with respect to those Transferred Employees for whom Sellers had an obligation to contribute to the NEI Multiemployer Plan prior to the Closing Date. Purchaser shall be obligated to make such contributions in accordance with any collective bargaining agreement relating thereto and shall contribute to the NEI Multiemployer Plan with respect to such operations for substantially the same number of contribution base units for which Sellers had an obligation to contribute to such plan with respect to employees employed by Sellers in the Business prior to the Closing Date.

      (ii) Purchaser hereby represents to Sellers that, for purposes of complying with Section 4204 of ERISA, no surety bond will be required of Purchaser in order for Sellers to be exempt from any partial withdrawal liability. Purchaser represents that it is exempt from the surety bond requirement in accordance with PBGC Regulation Section 4204.13. In addition, the transaction contemplated herein may be an exempt de minimis transaction within the meaning of PBGC Regulation Section 4204.12. If, within the five-year period following the Closing Date, Purchaser no longer qualifies for any relevant exemption under Section 4204 of ERISA, it will post a surety bond or take such other action reasonably acceptable to Sellers to prevent the sale of the Business from being deemed a partial withdrawal from any Multiemployer Plan.

      (iii) If Purchaser withdraws from the Multiemployer Plan in a complete withdrawal or a partial withdrawal with respect to the Transferred Employees who are covered by a collective bargaining agreement within the period referred to in the preceding subsection (ii), Purchaser will be primarily liable and Sellers agree to be secondarily liable for any withdrawal liability Sellers would have had at the Closing Date to such Multiemployer Plan, but for the application of section 4204 of ERISA, if the withdrawal liability of Purchaser with respect to such Multiemployer Plan is not paid. Purchaser shall indemnify Sellers for any liability it incurs pursuant to this Section 7.8(e)(iii).

      (iv) Purchaser agrees that any action on its part that causes withdrawal liability (either partial or complete) during the period referred to in subsection (ii) hereof shall be for valid business reasons only. In the event of a subsequent sale of the assets of the Business by Purchaser during such period, Purchaser agrees to comply with the provisions of section 4204(a)(1) of ERISA.

      (v) If all, or substantially all, of Sellers' assets are distributed, or if Sellers are liquidated before the end of the first five plan years beginning after Closing, then, except as may otherwise be required by law, Sellers shall provide a bond, an amount in escrow or such other security as may be permitted under section 4204(a)(1)(B) of ERISA or regulations thereunder, equal to the present value of the withdrawal liability Sellers would have had but for the application of section 4204 of ERISA, which bond, amount in escrow or other security may be applied toward the satisfaction of Sellers' secondary liability described in subsection (iii) hereof.

      (vi) Purchaser agrees to provide Sellers with reasonable advance notice of any action or event which could result in the imposition of withdrawal liability contemplated by this Section 7.8(e), and in any event Purchaser shall immediately furnish Sellers with a copy of any notice of withdrawal liability it may receive with respect to the Multiemployer Plan, together with all the pertinent details. In the event that any such withdrawal liability shall be assessed against Purchaser, Purchaser further agrees to provide Sellers with reasonable advance notice of any intention on the part of Purchaser not to make full payment of any withdrawal liability when the same shall become due.

      (vii) Notwithstanding any other provision of this Agreement, Purchaser shall have no obligation to indemnify Sellers for any losses or expenses (including without limitation reasonable attorney's fees and expenses) which Sellers may incur as a result of a determination that the requirements of
Section 4204 of ERISA are not met (provided that such determination does not result from Purchaser's failure to comply with its obligations hereunder); (ii) Seller shall indemnify Purchaser for any losses or expense (including without limitation reasonable attorneys' fees and expenses) which Purchaser may incur as a result of a determination that the requirements of Section 4204 of ERISA are not met (provided that such determination does not result from Purchaser's failure to comply with its obligations hereunder); and (iii) Purchaser shall indemnify Sellers for any losses or expense (including without limitation, any assessed withdrawal liability, reasonable attorneys' fees and expenses) which Sellers may incur as a result of a determination that the requirements of Section 4204 of ERISA are not met (provided that such determination results from Purchaser's failure to comply with its obligations hereunder).

            7.9   Risk of Loss

                  (a) From the date hereof through the Closing Date, risk of loss or damage to the Purchased Assets shall be borne by Sellers.

                  (b) If, before the Closing Date, all or any portion of the Purchased Assets are (i) taken by eminent domain, (ii) the subject of a pending or (to Sellers' Knowledge) contemplated taking which has not been consummated, or (iii) damaged or destroyed by fire or other casualty, Sellers shall notify Purchaser promptly in writing of such fact.

                  (c) If such taking, damage or destruction would not have a Material Adverse Effect, Purchaser and Sellers shall negotiate in good faith to settle the loss resulting from such taking, damage or destruction (including, without limitation, by making a fair and equitable adjustment to the Closing Purchase Price) and, upon such settlement, consummate the transaction contemplated by this Agreement pursuant to the terms of this Agreement. If no such settlement is reached within sixty (60) days after Sellers have notified Purchaser of such taking, damage or destruction, then, upon the written request of either Purchaser or Sellers, the Neutral Accountant shall resolve any disagreement. The Neutral Accountant shall determine the loss resulting from such taking, damage or destruction as promptly as practicable (but in any event within sixty (60) days following the date on which such dispute is referred to the Neutral Accountant), based solely on written submissions made to the Neutral Accountant by Purchaser and Sellers to the Neutral Accountant within fifteen
(15) days following the Neutral Accountant's selection and such other information or submissions as may be requested by the Neutral Accountant thereafter. Purchaser on the one hand and Sellers on the other shall share equally the fees and expenses of the Neutral Accountant. The determination of the Neutral Accountant shall be final, conclusive and binding on Purchaser and Sellers, and the Neutral Accountant's determination of the loss resulting from such taking, damage or destruction shall then be deducted from the Closing Purchase Price.

            7.10  Transfers Not Effected as of Closing

                  (a) Nothing herein shall be deemed to require the conveyance, assignment or transfer of any Assumed Contract or Assumed Lease that by its terms or by operation of law cannot be freely conveyed, assigned, transferred or assumed. To the extent the parties hereto have been unable to obtain any Person's consent or approval required for the transfer of any Assumed Contract or Assumed Lease and to the extent not otherwise prohibited by the terms of any Assumed Contract or Assumed Lease, Sellers shall continue to be bound by the terms of such applicable Assumed Contract or Assumed Lease and Purchaser shall pay, perform and discharge fully all of the obligations of Sellers or any of their respective Affiliates thereunder from and after the Closing; provided however that such applicable Assumed Contract shall be an Assumed

Contract for the purposes of Assumed Liabilities pursuant to Section 2.3 hereof. Sellers shall, without consideration therefore, pay, assign and remit to Purchaser promptly all monies, rights and other consideration received in respect of such performance. Subject to Section 7.10(b), if Purchaser determines to seek consent to assign any Assumed Contract or Assumed Lease, Seller shall use commercially reasonable efforts to cooperate with Purchaser in obtaining such consent (provided that neither Purchaser nor Sellers shall be required to pay any consideration to the third party from whom such consent is sought) and the parties hereto shall continue to use their commercially reasonable efforts to obtain any such sought and unobtained consents or approvals at the earliest practicable date. If and when any such consents or approvals shall be obtained, Sellers shall promptly assign their rights and obligations thereunder to Purchaser without payment of consideration and Purchaser shall, without the payment of any consideration therefore, assume such rights and obligations, deemed to be effective as of the Closing Date; provided that if Purchaser subcontracts performance of any Assumed Contract in accordance with its terms Purchaser shall be obligated to pay, perform and discharge all of the obligations of the Sellers thereunder effective as of the Closing Date. The parties shall execute such good and sufficient instruments as may be necessary to evidence such assignment and assumption.

                  (b) Following the date hereof, Purchaser shall use reasonable commercial efforts to cooperate with Sellers with respect to obtaining any consent to assignment required under Assumed Contracts. Within a reasonable period of time following the date hereof, Sellers shall deliver to Purchaser a schedule setting forth a list of Material Maintenance Contacts requiring consent to assignment (the "Required Consents"). At or immediately prior to Closing, Sellers shall deliver to Purchaser (i) an updated Schedule 5.7 of Sellers Disclosure Schedule which shall include new maintenance contracts of the Business entered into after the date hereof with monthly revenue in excess of seven thousand five hundred dollars ($7,500) (it being agreed that (A)
Schedule 5.7 of Sellers Disclosure Schedule, as updated, shall have deleted contract-for-contract a corresponding number of contracts with the lowest monthly revenue on such Schedule 5.7 of Sellers Disclosure Schedule prior to such update and (B) that the contents of such updated schedule shall be deemed to meet the description set forth in Section 5.7(a)(i)), (ii) a list of Required Consents with respect to such updated Schedule 5.7 of Sellers Disclosure Schedule and (iii) the status with respect to obtaining such Required Consents described in clause (ii) hereof. The parties agree that all references to Required Consents set forth in Section 7.10(c) shall be only in respect of the Required Consents on the updated Schedule 5.7 of Sellers Disclosure Schedule delivered in accordance with the provisions hereof.

                  (c) Notwithstanding the provisions of Section 7.10(a), Sellers shall have ninety (90) calendar days from the Closing Date (the "Consent Period") in which to obtain any Required Consent requested by Purchaser (the "Requested Required Consents"); provided that Purchaser shall use commercially reasonable efforts to cooperate with Sellers in obtaining such Requested Required Consents; provided further that neither Purchaser nor Sellers shall be obligated hereunder to pay any consideration to the third party for any such Requested Required Consent. If any such Requested Required Consents are obtained and delivered to Purchaser within the Consent Period and the Closing has occurred, the assignment of the Material Maintenance Contracts to which such consents relate shall be made promptly and deemed to be effective, and Purchaser shall be deemed to have assumed the obligations and liabilities thereunder, as of the Closing Date. If any such Requested Required Consents are not obtained within the Consent Period, Purchaser shall be entitled to recover from Sellers an amount equal to twelve (12) months' maintenance and service revenues attributable to such contract (calculated by annualizing the maintenance and service revenue attributable to such contract for the month of June 2003); provided that Purchaser shall not be entitled to collect any amount in respect of any Material Maintenance Contract for which consent is not obtained within the Consent Period if (i) by the terms of any such contract, such contract is expired or expires in accordance with its terms within the Consent Period, as set forth on Schedule 5.7 of Sellers Disclosure Schedule (such applicable contracts are marked with an asterisk (*) thereon), (ii) the customer under any such Material Maintenance Contract for whom a Requested Required Consent applies shall have continued to receive and pay for elevator maintenance services under the terms of such contract for the monthly period following the end of the Consent Period and such customer shall not have provided written notification of termination of such Material Maintenance Contract during the Consent Period, (iii) Purchaser is able to subcontract the performance of the applicable Material Maintenance Contract from Sellers in accordance with its terms or (iv) after the Consent Period, Purchaser informs Sellers that Sellers should continue to use all reasonable efforts to obtain the Requested Required Consent; provided that, subject to the provisions of Section
9.5 hereof, Seller shall only be required to pay Purchaser in respect of qualifying unobtained Requested Required Consents hereunder after the aggregate of all lost monthly maintenance and service revenue with respect to such Material Maintenance Contracts for which consents were not obtained exceeds five hundred thousand dollars ($500,000) (and then only in the amount of such excess).

                  (d) With respect to any Performance Bonds issued by ABM in respect of the Business that are not otherwise assignable without consent to Purchaser hereunder as of the Closing, Purchaser covenants to promptly replace any such Performance Bonds with equivalent performance and surety bonds of Purchaser or an Affiliate thereof in accordance with the terms of any applicable Assumed Contracts and (ii) use commercially reasonable efforts to obtain a release of ABM with respect thereto.

            7.11  Agreement Not to Compete

                  (a) Sellers understand that Purchaser shall be entitled to protect and preserve the going concern value of the Business to the extent permitted by law and that Purchaser would not have entered into this Agreement absent the provisions of this Section 7.11 and, therefore, Sellers agree that for a period of five (5) years following the Effective Time such Person will not, directly or indirectly own, manage, control or participate in the ownership, management or control of or be related or otherwise affiliated in any manner with, any business similar to that engaged in by the Business (a "Buyer Competitive Business"); provided, however, that nothing in this Section 7.11 shall prohibit Sellers, or their Affiliates, from owning up to 5% of the outstanding voting securities of any publicly traded entity; provided, further, that nothing in this Section 7.11 shall prohibit Sellers, or their Affiliates, from acquiring a Buyer Competitive Business as part of an acquisition (by joint venture, merger or other) of the assets of, or the majority of voting interest in, another Person (a "Target Business") if the worldwide sales from the Buyer Competitive Business are not in excess of 30% of the worldwide sales of the Target Business in the most recent fiscal year of the Target Business preceding such acquisition. In the event the Sellers, or their Affiliates, acquire a Buyer Competitive Business pursuant to the second proviso in the preceding sentence, Sellers shall divest such Buyer Competitive Business by way of auction or other competitive bidding process, negotiation, sale or such other manner or divestiture as the Sellers shall deem appropriate and shall use commercially reasonable efforts to do so within a period of six (6) months from the date of such acquisition. For a period of two
(2) years following the Closing Date, Sellers and their Affiliates shall not solicit any Employees of the Business or otherwise affirmatively and intentionally induce any Employee of the Business to leave such employ for purposes of accepting a position with Sellers; provided that the preceding non-solicitation obligation of Sellers and their Affiliates shall not apply to administrative or clerical Employees of the Business. Sellers and Purchaser intend that the covenants contained in this Section be construed as a series of separate covenants and Sellers acknowledge that the limitations as to time, geographic area and scope of activity set forth above are reasonable and do not impose a greater restraint than is necessary to protect the goodwill and the Business to be acquired by Purchaser under this Agreement.

                  (b) Notwithstanding any other provision of this Agreement, it is understood by the parties hereto and agreed that the remedy of indemnity payments pursuant to Section 9.2 and other remedies at law would be inadequate in the case of any breach of the covenants contained in Section 7.11(a), and each party hereto agrees that the other party shall be entitled to equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants. If, in any judicial proceeding, a court refuses to enforce any of the separate covenants contained in Section 7.11(a), the unenforceable covenant will be considered eliminated from this Section 7.11 for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

                  (c) Nothing contained herein to the contrary shall prohibit ABM (or any of its Affiliates) from being acquired, through sale, merger or related transaction, by any entity which qualifies as, owns or operates or is affiliated with, a Buyer Competitive Business. Purchaser agrees that neither any such acquiror nor any of its Affiliates (including ABM after such acquisition) will be bound by the terms of Section 7.11(a).

            7.12  No Other Bids

            Sellers agree that they shall not, and shall not permit any of their Affiliates, or any officers, directors, employees, agents or representatives of any of the foregoing to, directly or indirectly, solicit or initiate (including by way of furnishing any non-public information concerning the Business or AES) inquiries or proposals, or participate in any discussions or negotiations or enter into any agreement with any Person with respect to such inquiries or proposals, concerning an acquisition of all or any substantial portion of AES, the Business or the Purchased Assets, except for the transactions with Purchaser contemplated by this Agreement, and Sellers shall immediately advise Purchaser of any such inquiry or proposal, including the terms thereof and the identity of the Person making such inquiry or proposal. Notwithstanding anything to the contrary contained in this Section 7.12, ABM shall in no way by the terms of this Section 7.12 be restricted from soliciting or initiating inquiries or proposals, participating in any discussions or negotiations or entering into any agreement, with respect to a sale, merger, consolidation, recapitalization, liquidation or other business combination involving ABM, or the sale of all or substantially all the assets thereof (an "ABM Transaction"), and ABM shall have no obligations with respect to the notification of Purchaser with respect to any inquiry or proposal regarding an ABM Transaction.

            7.13  Federal Government Contracts.

                  (a) With respect to the Federal Government Contracts listed on Schedule 7.13 of the Sellers Disclosure Schedule, promptly following the date hereof Purchaser shall provide in good faith proposed amendments to the Federal Government Contracts that are reasonably required to allow the proper assignment or transfer of such Federal Government Contracts to Purchaser pursuant to Applicable Law. Sellers shall use commercially reasonable efforts to obtain any such amendments or novations to any Federal Government Contracts and Purchaser shall use its commercially reasonable efforts to cooperate with Seller in obtaining any such amendments or novations.

                  (b) Until such time as amendments and novations with respect to each Federal Government Contract have been executed by all parties and delivered, Sellers shall continue to perform under the terms of each Federal Government Contract for Sellers' account. Sellers shall perform under each Federal Government Contract using labor temporarily hired from the Purchaser. Purchaser shall be compensated for such temporary use of its employees at the applicable direct labor cost, plus the applicable indirect labor rate, plus material costs. Sellers shall pay Purchaser for such costs no later than thirty days following its receipt of Purchaser's invoice.

                  (c) Following the execution and delivery of satisfactory amendments and novations to each Federal Government Contract, title to such amended and novated Federal Government Contracts shall be deemed to be transferred to Purchaser. Thereafter, Purchaser shall undertake performance of each Federal Government Contract so amended and novated for its own account, and Purchaser shall be entitled to any profit under such Federal Government Contracts.

                  (d) In the event that any Federal Government Contract is not amended or novated such as to allow the proper assignment or transfer of such Federal Government Contracts to Purchaser pursuant to Applicable Law, Sellers and Purchaser shall cooperate and use their collective efforts to sell any such Federal Government Contract to a third-party elevator modernization and maintenance company. The proceeds from the sale of any such Federal Government Contract shall belong exclusively to the Purchaser.

            7.14  Trademark License.

            At Closing Seller shall grant Purchaser an exclusive, irrevocable and fully-paid license to use the Excluded Marks in connection with the corporate name of AES in the operation and conduct of the Business on substantially the terms set forth in Exhibit C hereto (Form of Trademark License).

            7.15  Partially Utilized Facilities; Subleases.

                  (a) At the Closing Purchaser shall enter into subleases with Sellers' Affiliates in respect of the Partially Utilized Facilities providing
(A) for (i) a lease term through December 31, 2003 and (ii) monthly rental payments to Sellers calculated, based on the total rent currently payable under the master lease for the location of the applicable Partially Utilized Facilities Lease, pro-rata for the current square footage occupied by the Business at such Partially Utilized Facility as of the date hereof and (B) that ninety days following Closing Purchaser shall inform ABM whether Purchaser intends to continue to occupy the relevant Partially Utilized Facility following the end of the sub-lease term on similar terms and conditions.

                  (b) With respect to any guarantees by ABM of Assumed Leases, Purchaser shall promptly following Closing replace such guarantees with suitable equivalent guarantees, if required, of Purchaser or an Affiliate thereof pursuant to such Assumed Leases and use commercially reasonable efforts to promptly obtain a release of ABM with respect to all such guarantees.

                                  ARTICLE VIII
                               CLOSING CONDITIONS

            8.1   Conditions to Obligations of the Parties

            The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) The waiting period under the HSR Act (and any extensions thereof) applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated.

                  (b) No preliminary or permanent injunction or other order or decree by any Governmental Authority which prevents the consummation of the transactions contemplated hereby shall have been issued and remain in effect (each party agreeing to use its commercially reasonable efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted by any Governmental Authority which prohibits the consummation of the transactions contemplated hereby.

            8.2   Conditions to Obligations of Purchaser

            The obligation of Purchaser to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

                  (a) Each Seller shall have performed and complied with in all material respects the covenants and agreements contained in this Agreement that are required to be performed and complied with by it on or prior to the Closing Date;

                  (b) All of the representations or warranties of each Seller set forth in this Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct and the representations and warranties of each Seller set forth in the Agreement that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct or true and correct in all material respects, as the case may be, as of such specific date or as of the date hereof, respectively);

                  (c) Purchaser shall have received a certificate from an authorized officer of each Seller, dated the Closing Date, to the effect that, to the best of such officer's Knowledge, the conditions set forth in Sections 8.2(a) and (b) have been satisfied.

                  (d) (i) if the Test Date is within sixty (60) days of the date hereof, the Earlier Cancellation Threshold shall not have been exceeded or
(ii) if the Test Date is later than sixty (60) days of the date hereof, the Later Cancellation Threshold shall not have been exceeded. For purposes hereof:

            "Contracts" mean elevator and escalator maintenance contracts of the Business;

            "Earlier Cancellation Threshold" means $6.3 million in Qualifying Lost Annual Maintenance Revenue;

            "Later Cancellation Threshold" means $12.6 million in Qualifying Lost Annual Maintenance Revenue;

            "Qualifying Lost Annual Maintenance Revenue" means the lost annual maintenance revenue from customers of the Business that have cancelled or terminated their Contracts as a result of the execution and announcement of this Agreement; provided that (1) lost annual revenue under Material Maintenance Contracts listed on Schedule 5.7 of Sellers Disclosure Schedules that expire or terminate in accordance with their terms following the date of this Agreement (with such applicable contracts marked with an asterisk (*) thereon) shall be excluded and (2) lost annual revenue from customers of the Business that become customers of Purchaser for maintenance services shall be excluded; and provided further that Sellers shall receive credit for new customers signed to maintenance contracts with a term of one year or more after the date hereof such that revenues from any contract cancellations or terminations shall be offset dollar-for-dollar by such new business (annualizing the first full month's revenue for any such new business).

            "Test Date" means the date when all other conditions to Closing set forth in Section VIII are satisfied or fulfilled;

                  (e) Sellers shall have made the deliveries to Purchaser required to be delivered by Sellers pursuant to Section 4.2.

            8.3   Conditions to Obligations of Sellers

            The obligations of Sellers to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

                  (a) Purchaser shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement that are required to be performed and complied with by it on or prior to the Closing Date;

                  (b) All of the representations or warranties of Purchaser set forth in the Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct, and the representations and warranties of Purchaser set forth in the Agreement that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct or true and correct in all material respects, as the case may be, as of such specific date or as of the date hereof, respectively); and

                  (c) Sellers shall have received a certificate from an authorized officer of Purchaser, dated the Closing Date, to the effect that, to the best of such officer's Knowledge, the conditions relating to Purchaser and set forth in Sections 8.3(a) and (b) have been satisfied.

                  (d) Purchaser shall have made the deliveries to Sellers required to be delivered by Sellers pursuant to Section 4.3.

                                   ARTICLE IX
                          SURVIVAL AND INDEMNIFICATION

            9.1   Survival

            All representations and warranties made by the parties hereto pursuant to this Agreement shall survive the Closing (a) in the case of the representations and warranties contained in Section 5.2 relating to authority, without limitation and (b) in the case of any other representation and warranty in this Agreement for a period of eighteen (18) months after the Closing Date. All representations and warranties, except Section 5.2, shall terminate and be of no further force or effect following the eighteen month anniversary of the Closing Date, and no claims shall thereafter be brought thereunder. The covenants and agreements of the parties hereto contained herein shall survive in accordance with their respective terms.

            9.2   Indemnification

                  (a) Sellers will indemnify, defend and hold harmless the Purchaser from and against any and all claims, demands or suits, losses, liabilities, damages, obligations, payments, costs and expenses (including, without limitation, the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys' fees and reasonable disbursements in connection therewith) (collectively, "Indemnifiable Losses"), asserted against or suffered by Purchaser and each of their respective officers, directors, employees, agents, successors and assigns (collectively, the "Purchaser Group") relating to, resulting from or arising out of (i) any breach of any warranty or the inaccuracy of any representation of Sellers contained in this Agreement,
(ii) any breach by Sellers of any covenant in this Agreement or any failure of Sellers to perform any of its obligations contained in this Agreement, (iii) the Excluded Liabilities or (iv) claims under Sections 3.3 or 7.10(c); provided, however, that, subject to provisions of Section 9.5, Sellers shall be required to indemnify, defend and hold harmless under clause (i) of this Section 9.2(a) with respect to Indemnifiable Losses incurred by the Purchaser Group only to the extent that the aggregate amount of such Indemnifiable Losses exceed one million dollars ($1,000,000) (and then only in the amount of such excess), and provided further, that the aggregate liability of Sellers under clause (i) this Section 9.2(a) shall not exceed fifty percent (50%) of the Closing Purchase Price. For purposes of this Article IX, in determining whether there has been a breach of any representation or warranty contained in Article V of this Agreement or the amount of any Indemnifiable Losses resulting from any such breach, (i) such representation and warranties (other than Section 5.4(a)) shall be read without regard to any "Material Adverse Effect" qualifier contained therein; provided that in the first sentence of Section 5.8 the phrase "which, if adversely determined, would have a Material Adverse Effect" shall be replaced with the phrase "except as set forth in Schedule 2.4(b) of Sellers Disclosure Schedule"
(ii) the word "material" (in lower case) shall be disregarded in (1) the second sentence of Section 5.7, (2) the second and third sentences of Section 5.9; and
(iii) the word "materially" shall be disregarded in the first and second sentence of Section 5.15.

                  (b) The Purchaser will, jointly and severally, indemnify, defend and hold harmless Sellers from and against any and all Indemnifiable Losses asserted against or suffered by Sellers and each of its respective officers, directors, employees, agents, successors and assigns (collectively, the "Seller Group") relating to, resulting from or arising out of (i) any breach of any warranty or the inaccuracy of any representation of the Purchaser contained in this Agreement, it being understood that for purposes of this 9.2(b) in determining whether there has been a breach of any representation or warranty contained in Article VI of this Agreement or the amount of any losses resulting from any such breach, the word "materially" in the first and second sentence of Section 6.4 shall be disregarded, (ii) any breach by Purchaser of any covenant in this Agreement or any failure of Purchaser to perform any of their obligations contained in this Agreement or (iii) the Assumed Liabilities; provided, however, that, subject to the provisions of Section 9.5, the Purchaser shall be required to indemnify, defend and hold harmless under clause (i) of this Section 9.2(b) with respect to Indemnifiable Losses incurred by the Seller Group only to the extent that the aggregate amount of such Indemnifiable Losses exceed one million dollars ($1,000,000) (and then only in the amount of such excess), and provided further, that the aggregate liability of the Purchaser under clause (i) of this Section 9.2(b) shall not exceed fifty percent (50%) of the Closing Purchase Price.

                  (c) Either the party required to provide indemnification under this Agreement (the "Indemnifying Party") or the party entitled to receive indemnification under this Agreement (the "Indemnitee") may assert any offset or similar right in respect of its obligations under this Section 9.2 based upon any actual breach of any covenant or agreement contained in this Agreement.

                  (d) Any Indemnitee having a claim under these indemnification provisions shall make a good faith effort to recover all losses, damages, costs and expenses from third party insurers of such Indemnitee under applicable insurance policies so as to reduce the amount of any Indemnifiable Loss hereunder. The amount of any Indemnifiable Loss shall be reduced to the extent that Indemnitee receives any insurance proceeds with respect to an Indemnifiable Loss from a third party (non-captive) insurer (net of one year's increase in premiums payable to such third party insurer). For purposes of this Agreement, payments made by a third party insurer administering claims under a fronting policy or any self-insurance program shall not be considered payments by a third party (non-captive) insurer. The expiration, termination or extinguishment of any covenant, agreement, representation or warranty shall not affect the parties' obligations under this Section 9.2 if the Indemnitee provided the Indemnifying Party with notice of the claim or event for which indemnification is sought prior to such expiration, termination or extinguishment.

            9.3   Defense of Claims

                  (a) If any Indemnitee receives notice of the assertion of any claim or of the commencement of any claim, action, or proceeding made or brought by any Person who is not a party to this Agreement or any affiliate of a party to this Agreement (a "Third Party Claim") with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof. Such notice shall describe the nature of the Third Party Claim in reasonable detail and will indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defense of any Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, and the Indemnitee will cooperate in good faith in such defense at such Indemnitee's own expense.

                  (b) If within ten (10) calendar days after an Indemnitee provides written notice to the Indemnifying Party of any Third Party Claim the Indemnitee receives written notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of Section 9.3(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within twenty (20) calendar days (unless waiting twenty (20) calendar days would prejudice the Indemnitee's rights) after receiving notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable expenses thereof. The Indemnifying Party shall permit the Indemnitee to participate in such defense or settlement through counsel chosen by the Indemnitee, with the fees and expenses of such counsel borne by the Indemnitee unless under applicable standards of professional conduct a conflict may exist between the Indemnifying Party and the Indemnitee in which event the fees and expenses of such counsel shall be borne by the Indemnifying Party. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within ten
(10) calendar days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will be the amount of such settlement offer, plus reasonable costs and expenses paid or incurred by the Indemnitee up to the date of such notice.

                  (c) If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any third party (non captive) insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other entity, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith (together with interest thereon from the date of payment thereof at the prime rate as of the Closing Date), will promptly be repaid by the Indemnitee to the Indemnifying Party. Upon making any indemnity payment, the Indemnifying Party will, to the extent of such indemnity payment, be subrogated to all rights of the Indemnitee against any third party (non-captive) insurer in respect of the Indemnifiable Loss to which the indemnity payment relates; provided, however, that (i) for purposes of this Agreement, payments made by a third party insurer administering claims under a fronting policy or any self-insurance program shall not be considered payments by a third party (non-captive) insurer, (ii) the Indemnifying Party will then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss and (iii) until the Indemnitee recovers full payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against any such third party (non-captive) insurer on account of said indemnity payment is hereby made expressly subordinated and subjected in right of payment to the Indemnitee's rights against such third party. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights. Nothing in this Section 9.3(d) shall be construed to require any party hereto to obtain or maintain any insurance coverage.

                  (d)   A failure to give timely notice as provided in this
Section 9.3 will not affect the rights or obligations of any party hereunder except if, and only to the extent that, as a result of such failure, the party which was entitled to receive such notice was actually prejudiced as a result of such failure.

            9.4   Remedies Exclusive

            Except for intentional fraud and for injunctive relief to enforce the Purchaser's or Sellers' rights under this Agreement, if the Closing occurs, the remedies set forth in this Article IX will constitute the sole and exclusive remedy for breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement) or otherwise in respect of the sale of the Purchased Assets contemplated hereby. Each of the Purchaser and Sellers waive any provision of law to the extent that it would limit or restrict the agreements contained in this Article IX. Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that the sole and exclusive remedy of Purchaser (i) with respect to the profitability of any Modernization Contract shall be the post-closing adjustment set forth in Section
3.3 and (ii) with respect to the loss of customers or the cancellation or termination of any Assumed Contract or other customer contract, including as a result of the failure to obtain consent to assignment of any Material Maintenance Contract, shall be the right provided pursuant to the condition to closing set forth in Section 8.2(d) and the post closing adjustment set forth in
Section 7.10(c); provided that, with respect to (ii), the indemnification rights set forth in 9.2(a) shall also apply in the event that (A) such customer loss or contract cancellation or termination arose from material breach or material non-performance of such contract prior to the Closing Date and (B) Seller shall have retained liability for such material breach or material non-performance in accordance with the provisions of Section 2.4(c).

            9.5   Comprehensive Basket.

            Notwithstanding anything to the contrary contained in this Agreement, the basket provisions contained in Sections 3.3 ($1,000,000, with respect to Modernization Losses), 7.10 ($500,000, with respect to qualifying unobtained Requested Required Consents) and 9.2(a) ($1,000,000, with respect to Indemnifiable Losses) shall not apply at such time as the losses or related items otherwise aggregating under all such provisions for purposes of reaching the basket thresholds contained therein exceed one million two hundred and fifty thousand ($1,250,000) (the "Comprehensive Basket"); provided that Purchaser shall only be permitted to collect for any losses (or related items) aggregating under all such provisions in the amount of the excess of the Comprehensive Basket. For avoidance or doubt and for purposes of illustration: in the event that Seller would otherwise be required to indemnify and pay Purchaser in respect of Indemnifiable Losses but for the basket contained in 9.2(a), if the sum of (x) Modernization Losses (as determined under Section 3.3), (y) revenue losses in respect of qualifying unobtained Requested Required Consents (as calculated under Section 7.10) and (z) such Indemnifiable Losses total more than $1,250,000 in the aggregate, Purchaser shall be entitled to payments from Seller in respect of such Indemnifiable Losses notwithstanding the basket contained in
Section 9.2(a) (but only to the extent of the excess of such total above the Comprehensive Basket).

                                   ARTICLE X
                           TERMINATION AND ABANDONMENT

            10.1  Termination

                  (a) This Agreement may be terminated at any time prior to Closing Date, by mutual written consent of Purchaser and Sellers.

                  (b) This Agreement may be terminated by Sellers or by Purchaser if (i) the transactions contemplated hereby shall not have been consummated on or before December 31, 2003 (the "Termination Date"); provided that the right to terminate this Agreement under this Section 10.1(b) shall not be available to either such party if such party's failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date.

                  (c) This Agreement may be terminated by Sellers or by Purchaser if (i) any Governmental Authority, the consent or approval of which is a condition to the obligations of Sellers and Purchaser to consummate the transactions contemplated hereby, shall have determined not to grant its consent or approval and all appeals of such determination shall have been taken and have been unsuccessful, or (ii) any Governmental Authority shall have issued a statute, rule, regulation, order, judgment or decree or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such statute, rule, regulation, order, judgment or decree or other action shall have become final and nonappealable; provided, however, that all parties hereto shall have used their commercially reasonable efforts to remove such restraint, enjoinment or prohibition.

                  (d) This Agreement may be terminated by Purchaser, if there has been a material violation or breach by Sellers of any agreement, covenant, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of Purchaser set forth in Sections 8.2(a) or (b) hereof impossible, such violation or breach has not been waived by Purchaser, and the violation or breach has not been cured within thirty (30) days following Purchaser's written notice of the violation or breach; provided, however, that if such breach cannot reasonably be cured within thirty (30) days and Sellers have commenced and are diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this subsection (d).

                  (e) This Agreement may be terminated by Sellers, if there has been a material violation or breach by Purchaser of any agreement, covenant, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of Sellers set forth in Sections 8.3(a) or (b) hereof impossible, such violation or breach has not been waived by Sellers, or the violation or breach has not been cured within thirty
(30) days following either Sellers' written notice of the violation or breach; provided, however, that if such breach cannot reasonably be cured within thirty
(30) days and Purchaser has commenced and is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this subsection (e).

            10.2  Procedure and Effect of Termination

            In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by either or both of the parties pursuant to
Section 10.1, written notice thereof shall forthwith be given by the terminating party to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, and all obligations of the parties hereunder will terminate without liability of any party to the other party (except for any liability of any party then in material breach of this Agreement); provided that the provisions of Sections 7.3 and 7.5 of this Agreement and the Confidentiality Agreement will survive the termination and remain in full force and effect thereafter). If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other person to which they were made.

                                   ARTICLE XI
                            MISCELLANEOUS PROVISIONS

            11.1  Amendment and Modification

            This Agreement may be amended, modified or supplemented only by a written mutual agreement executed and delivered by each of the Sellers and Purchaser.

            11.2  Waiver of Compliance; Consents

            Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

            11.3  Notices

            All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission, telexed or mailed by overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

                  (a)   If to Sellers:

                        ABM Industries Incorporated
                        160 Pacific Avenue, Suite 222
                        San Francisco, California 94111
                        Attention:  General Counsel
                        Facsimile:  (415) 733-7333

                  with copies to:

                        Skadden, Arps, Slate, Meagher & Flom LLP
                        Four Times Square
                        New York, NY  10036

                        Attention:  Eileen Nugent, Esq.
                        Facsimile:  (212) 735-2000

                  (b)   If to Purchaser:

                        Otis Elevator Company
                        World Headquarters
                        10 Farm Spring Road
                        Farmington, Connecticut 06032

                        Attention: General Counsel

                  with copies to:

                        Kirkpatrick & Lockhart LLP

                        Henry W. Oliver Building
                        535 Smithfield Street
                        Pittsburgh, PA 15222

                        Attention: Ann Morris Baker, Esq.

            11.4  Assignment

            This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, nor is this Agreement intended to confer upon any other Person except the parties hereto any rights or remedies hereunder.

            11.5  Governing Law

            This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable New York principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies, and Sellers and Purchaser hereby agree to irrevocably and unconditionally submit to the exclusive jurisdiction of any State or Federal court sitting in New York County over any suit, action or proceeding arising out of or relating to this Agreement. If requested by Sellers, Purchaser will consent to appointing an agent for service of process in New York County.

            11.6  Waiver of Jury Trial

            EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

            11.7  Counterparts

            This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            11.8  Interpretation

            The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. Definitions in this Agreement shall apply equally to both the singular and plural forms of the terms defined. All references herein to Articles, Sections and Exhibits shall be deemed to be references to Articles and Sections of, and Exhibits to, this Agreement unless the context shall otherwise require. All Exhibits attached hereto shall be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Exhibit shall have the meanings ascribed to such terms in this Agreement. The words "hereof," "hereinafter," "herein" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any statute referred to herein means such statute as may from time to time be amended, modified or supplemented. Any payments required by this Agreement shall be in U.S. Dollars.

            11.9  Severability

            If for any reason any term or provision of this Agreement is held to be invalid or unenforceable, all other valid terms and provisions hereof shall remain in full force and effect, and all of the terms and provisions of this Agreement shall be deemed to be severable in nature. If for any reason any term or provision containing a restriction set forth herein is held to cover an area or to be for a length of time which is unreasonable, or in any other way is construed to be too broad or to any extent invalid, such term or provision shall not be determined to be null, void and of no effect, but to the extent the same is or would be valid or enforceable under Applicable Law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under Applicable Laws.

            11.10 Entire Agreement

            This Agreement (including the Exhibits and Schedules referred to herein) and the Confidentiality Agreement embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. This Agreement supersedes all prior writings, discussions and understandings between the parties with respect to such transactions other than the Confidentiality Agreement.

            11.11 Bulk Sales or Transfer Laws

            Each party hereto waives compliance by Purchaser and Sellers with the provisions of the bulk sales or similar laws of all applicable jurisdictions.


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
            IN WITNESS WHEREOF, Sellers and Purchaser have caused this agreement to be signed by their respective duly authorized officers as of the date first above written.


                                                  ABM INDUSTRIES INCORPORATED

                                                        /s/ Henrik C. Slipsager
                                                  By:__________________________
                                                     Name:  Henrik C. Slipsager
                                                     Title: President and Chief
                                                            Executive Officer


                                                  AMTECH ELEVATOR SERVICES

                                                        /s/ Jess E. Benton
                                                  By:__________________________
                                                     Name:  Jess E. Benton
                                                     Title: Chief Executive
                                                            Officer


                                                  OTIS ELEVATOR COMPANY

                                                        /s/ Ari Bousbib
                                                  By:__________________________
                                                     Name:  Ari Bousbib
                                                     Title: President


                                       53